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Exhibit (a)(1)(i)

         This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

May 15, 2006

OFFER TO PURCHASE FOR CASH
all of the outstanding common shares of
CANADA SOUTHERN PETROLEUM LTD.
for
U.S. $7.50 cash for each Common Share
by
NOSARA HOLDINGS LTD.
a wholly-owned subsidiary of
PETRO-CANADA

         The offer (the "Offer") by Nosara Holdings Ltd. (the "Offeror") to purchase all of the issued and outstanding common shares (the "Common Shares") of Canada Southern Petroleum Ltd. ("Canada Southern") will be open for acceptance until 7:00 p.m. (Mountain Daylight Time) on June 20, 2006 (the "Expiry Time"), unless withdrawn or extended. The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn at the Expiry Time, and at the time the Offeror first takes up and pays for Common Shares under the Offer, at least 66 2/3% of the outstanding Common Shares (calculated on a diluted basis). This condition and the other conditions to the Offer are described under Section 4 of the Offer, "Conditions of the Offer".

The Common Shares are listed for trading on the Toronto Stock Exchange (the "TSX") and The NASDAQ Stock Market ("NASDAQ"). On May 10 , 2006, the last trading day prior to the announcement of the Offer, the closing price of the Common Shares on NASDAQ was U.S.$4.75. The Offer represents a 58% premium over the closing price of Common Shares on NASDAQ on the last trading day immediately preceding the announcement of the Offer and a premium of 45% over the weighted average trading price of the Common Shares on NASDAQ for the 30 trading days immediately preceding the announcement of the Offer.

Holders of Common Shares ("Shareholders") wishing to accept the Offer must (i) properly complete and duly execute the accompanying Letter of Transmittal (which is printed on green paper) and deposit it, together with certificates representing their Common Shares and all other documents required by the Letter of Transmittal, at the office of CIBC Mellon Trust Company (the "Depositary") or Mellon Investor Services LLC (the "U.S. Forwarding Agent") shown on the Letter of Transmittal and on the back page of this document, all in accordance with the transmittal instructions in the Letter of Transmittal, (ii) in the United States, follow the procedures for book-entry tender of Common Shares set forth in Section 3 of the Offer, "Manner of Acceptance", or (iii) request such Shareholder's broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Persons whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. See Section 3 of the Offer, "Manner of Acceptance".

Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Offer, "Manner of Acceptance".

Questions and requests for assistance may be directed to the Depositary or the U.S. Forwarding Agent and additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery (which is printed on blue paper) may be obtained, without charge, on request from the Depositary or the U.S. Forwarding Agent at their offices shown in the Letter of Transmittal and on the back page of this document.

The Depositary for the Offer is: CIBC MELLON TRUST COMPANY 199 Bay Street, Commerce Court West, Securities Level Toronto, ON M5L 1G9 Telephone: (416) 643-5500 Toll Free: 1-800-387-0825
The U.S. Forwarding Agent for the Offer is: MELLON INVESTOR SERVICES LLC 120 Broadway, 13th Floor New York, NY 10027 Toll Free: 1-800-387-0825
The Information Agent for the Offer is:
KINGSDALE SHAREHOLDER SERVICES INC.
130 King Street West, Suite 2950, P.O. Box 361
Toronto, ON M5X 1E2
 Shareholders Call Toll Free: 1-866-639-8089
Banks and Brokers Call Collect: (416) 867-2272

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

        This Offer is made for the securities of a Canadian company. It may be difficult for Shareholders to enforce their rights and any claim Shareholders may have arising under the United States federal or state securities laws, as the Offeror, Petro-Canada and Canada Southern are located in Canada, and some or all of their officers and directors may be residents of Canada. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. federal or state securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

        Shareholders should also be aware that the Offeror or its affiliates may bid for or purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases, subject to applicable securities laws.

CURRENCY AND EXCHANGE RATES

        All references in the Offer and the Circular to "dollars" or "$" are to Canadian dollars, unless otherwise indicated. On May 12, 2006, the rate of exchange for the U.S. dollar, expressed in Canadian dollars, based on the noon rate as provided by the Bank of Canada was U.S. $1.00 = Canadian $1.1085.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Common Shares in such jurisdiction.

i

SUMMARY TERM SHEET

        Nosara Holdings Ltd., a wholly-owned subsidiary of Petro-Canada, is offering to purchase all of the outstanding Common Shares of Canada Southern, including Common Shares that may become outstanding on the exercise of options to acquire Common Shares, at a purchase price of U.S.$7.50 per Common Share, net to you in cash. The following are some of the questions that you, as a shareholder of Canada Southern may have, as well as answers to those questions. We urge you to read carefully the remainder of the Offer and Circular and the Letter of Transmittal (all as defined in the Glossary) because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of the Offer and Circular and the Letter of Transmittal.

Who is offering to buy my securities?

        Our name is Nosara Holdings Ltd. We are a corporation incorporated under and governed by the laws of Alberta and have not carried on any business prior to making the Offer. We are a direct wholly-owned subsidiary of Petro-Canada, a corporation incorporated under the laws of Canada. Petro-Canada is an integrated oil and gas company, a leader in the Canadian petroleum industry, with a portfolio of businesses spanning both the upstream and downstream sectors of the industry. In the upstream businesses, Petro-Canada explores for, develops, produces and markets crude oil and natural gas in Canada and internationally. The downstream business refines crude oil and other feedstocks, and markets and distributes petroleum products and related goods and services, primarily in Canada. We have carried on no activities other than in connection with this Offer. See Section 1 of the Circular, "The Offeror and Petro-Canada".

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase all of the outstanding Common Shares of Canada Southern, including Common Shares that may become outstanding on the exercise of options to acquire Common Shares. See Section 1 of the Offer, "The Offer".

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay U.S.$7.50 per Common Share, net to you in cash, less any required withholding of taxes and without the payment of interest. However, you can also elect to receive payment in Canadian dollars at the noon spot exchange rate on the date following expiry of the Offer on which funds are provided to the depositary to pay for Common Shares purchased under the Offer.

        On May 12, 2006, the Bank of Canada noon spot exchange rate for Canadian dollars per U.S.$1.00 was $1.1085. For example, if you received payment in U.S. dollars and exchanged it for Canadian dollars at that exchange rate, you would have received $8.3137 per Common Share (excluding any currency exchange fees or commissions). Although the Offer price of U.S.$7.50 per Common Share is fixed, the amount you would receive in Canadian dollars with respect to Common Shares will vary with the U.S. dollar to Canadian dollar exchange rate, which may be higher or lower than $1.1085 per U.S.$1.00 at the time of exchange.

        If you are the record owner of your Common Shares and you tender your Common Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 3 of the Offer, "Manner of Acceptance".

Do you have the financial resources to make payment?

        Yes, Petro-Canada will finance all of the acquisition of the Common Shares through an equity investment in, and intercompany loans to, us. Petro-Canada has sufficient cash and cash equivalents on hand to satisfy all of our funding requirements in connection with the Offer. The Offer is not conditional on any financing arrangements. See Section 7 of the Circular, "Source of Funds".

Is your financial condition relevant to my decision to tender in the Offer?

        We do not think our financial condition is relevant to your decision whether to tender your Common Shares to us in the Offer because the form of payment consists solely of cash, which we have available, because the Offer is not subject to any financing condition and because the Offer is for all outstanding Common Shares. Also, if we purchase Common Shares in the Offer that represent at least 66 2/3% of the Common Shares outstanding on a diluted basis, we intend to acquire the remaining Common Shares by way of a compulsory acquisition, statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions for an amount in cash that equals at least U.S.$7.50 per Common Share. See Section 7 of the Circular, "Source of Funds" and Section 12 of the Offer, "Acquisition of Common Shares Not Deposited".

How long do I have to decide whether to tender in the Offer?

        Unless the Offer is extended, you will have until 7:00 p.m. (Mountain Daylight Time) on June 20, 2006 to tender your Common Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in the Offer. See Section 3 of the Offer, "Manner of Acceptance".

Can the Offer be extended and under what circumstances?

        We can extend the Offer. For more details on our ability to extend the Offer, see Section 5 of the Offer, "Variation or Extension of the Offer".

Will there be a subsequent offering period?

        We may make available a subsequent offering period by extending the Offer on one or more occasions for a period of at least 10 calendar days, and not to exceed 20 business days. To comply with the applicable laws of the United States and Canada, during the subsequent offering period we will immediately accept for payment all tenders of Common Shares. Shareholders tendering their Common Shares during the first 10 calendar days of the subsequent offering period may withdraw those tendered Common Shares during such 10 calendar day period provided such Common Shares have not been taken up by the Offeror. No withdrawal rights will apply during the subsequent offering period with respect to Common Shares deposited under the Offer which have been taken up at the date the notice of the subsequent offering period is given or with respect to Common Shares deposited during the subsequent offering period which have subsequently been taken up. For more details, see Section 5 of the Offer, "Variation or Extension of the Offer".

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform CIBC Mellon Trust Company, the depositary for the Offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m. (Eastern time) on the next business day after the day on which the Offer was scheduled to expire. See Section 5 of the Offer, "Variation or Extension of the Offer".

What are the most significant conditions to the Offer?

        We have the right to withdraw the Offer or terminate the Offer and not take up and pay for any Common Shares deposited under the Offer unless at the expiry time of the Offer, and at the time we first take up and pay for Common Shares under the Offer, there have been validly deposited and not withdrawn at least 66 2/3% of the outstanding Common Shares (calculated on a diluted basis).

        In addition, the Offer is conditional upon our obtaining all required regulatory approvals and the expiration or termination of all applicable statutory or regulatory waiting periods. The Offer is also subject to additional conditions. For a complete list of the conditions to the Offer, see Section 4 of the Offer, "Conditions of the Offer".

How do I tender my Common Shares?

        To tender Common Shares, you must deliver the certificates representing your shares, together with a completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, to CIBC Mellon Trust Company, the depositary for the Offer, or Mellon Investor Services LLC, the U.S. forwarding agent for the depositary, prior to the time that the Offer expires. If your Common Shares are held in street name (i.e., through a broker, dealer or other nominee) in the United States, the Common Shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Toronto Stock Exchange trading days after the date on which the Offer expires. For the tender to be valid, however, the depositary or the U.S. forwarding agent must receive the missing items within that three trading day period. See Section 3 of the Offer, "Manner of Acceptance".

Until what time can I withdraw tendered Common Shares?

        You may withdraw Common Shares at any time before the scheduled expiration of the Offer. You may also withdraw any Common Shares that are tendered during the subsequent offering period, if there is one, before such Common Shares are taken up by us. You may also have additional time to withdraw your Common Shares if certain changes are made in the Offer. See Section 5 of the Offer, "Variation or Extension of the Offer" and Section 7 of the Offer, "Withdrawal of Deposited Common Shares".

How do I withdraw tendered Common Shares?

        To withdraw Common Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary or the U.S. forwarding agent for the depositary while you still have the right to withdraw the Common Shares. See Section 7 of the Offer, "Withdrawal of Deposited Common Shares".

When and how will I be paid for my tendered Common Shares?

        Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Common Shares promptly after the expiration date of the Offer, subject to the satisfaction or waiver of the conditions to the Offer. We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with CIBC Mellon Trust Company, the depositary for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Common Shares will be made only after timely receipt by the depositary of certificates for such Common Shares (or of a confirmation of a book-entry transfer in the United States of such Common Shares), a properly completed and duly executed Letter of Transmittal (or agent's message if the transfer is made by book-entry transfer) and any other required documents for such Common Shares. See Section 6 of the Offer, "Take Up and Payment for Deposited Common Shares".

Will the Offer be followed by an acquisition of Common Shares not tendered in the Offer?

        If we purchase Common Shares in the Offer that represent at least 66 2/3% of the Common Shares outstanding on a fully-diluted basis, we intend to acquire the remaining Common Shares by way of a compulsory acquisition, statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions for an amount in cash that equals U.S.$7.50 per Common Share. See Section 12 of the Offer, "Acquisition of Common Shares Not Deposited".

If at least 66 2/3% of the outstanding Common Shares are tendered and accepted for payment, will Canada Southern continue as a public company?

        No. If we acquire at least 90% of the Common Shares outstanding on a fully-diluted basis, we intend to exercise our statutory right to acquire the remainder of the Common Shares held by each shareholder who did not tender its Common Shares on the same terms, including price, as the Common Shares that are acquired in the Offer; provided that any shareholder who did not accept the Offer may demand payment of the fair value of such Common Shares if it follows the statutory procedures for making such demand. If we acquire at least 66 2/3%, but less than 90% of the Common Shares outstanding on a fully-diluted basis, we intend to pursue other means of acquiring, directly or indirectly, the remaining Common Shares, including by way of a statutory arrangement, amalgamation, merger, capital reorganization or other transaction involving Canada Southern and us. We call these transactions "subsequent acquisition transactions". Even if for some reason we do not acquire the remaining Common Shares, if we purchase all of the tendered Common Shares, there may be so few remaining shareholders and publicly held shares that:

  •
  the Common Shares may no longer be eligible to be quoted and traded on the Toronto Stock Exchange, The NASDAQ Stock Market or any other securities market or exchange;

  •
  there may not be a public trading market for Common Shares; and

  •
  if permitted by applicable law, Canada Southern may cease making filings with the securities regulatory authorities in Canada and the Securities and Exchange Commission or otherwise cease being required to comply with the securities regulatory authorities in Canada and the Securities and Exchange Commission rules relating to publicly held companies.

        See Section 8 of the Circular, "Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings".

If I decide not to tender my Common Shares, how will the Offer affect my Common Shares?

        If we acquire the Common Shares not purchased in the Offer as described above, shareholders not tendering in the Offer will receive the same amount of cash per Common Share that they would have received had they tendered their Common Shares in the Offer, subject to any appraisal rights properly exercised under Canadian law. Therefore, if such acquisition occurs and you do not perfect your appraisal rights, if any, the only difference to you between tendering your Common Shares and not tendering your Common Shares is that you will be paid earlier if you tender your Common Shares. If such acquisition does not occur, however, the number of shareholders and the number of Common Shares of Canada Southern that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Common Shares. Also, as described above, if permitted by applicable law, Canada Southern may cease making filings with the securities regulatory authorities in Canada and the Securities and Exchange Commission or otherwise cease being required to comply with the securities regulatory authorities in Canada and the Securities and Exchange Commission rules relating to publicly held companies. See Section 8 of the Circular, "Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings".

What is the market value of my Common Shares as of a recent date?

        On May 10, 2006, the last trading day before we announced the Offer, the last reported sale price of the Common Shares on the Toronto Stock Exchange was $5.35 per share and on The NASDAQ Stock Market was U.S.$4.75 per share. On May 12, 2006, the closing price of the Common Shares reported on the Toronto Stock Exchange was $8.91 per share and on The NASDAQ Stock Market was U.S.$8.00 per share. We encourage you to obtain recent quotations for Common Shares in deciding whether to tender your shares. See Section 2 of the Circular, "Canada Southern — Price Ranges and Trading Volumes of Common Shares".

What are the United States federal income tax consequences of tendering Common Shares?

        In general, a United States shareholder who disposes of Common Shares pursuant to the Offer or a compulsory acquisition will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount received and such holder's adjusted tax basis in the Common Shares disposed of. If the Common Shares sold constitute capital assets in the hands of the United States shareholder, the gain or loss will be a capital gain or loss. Such gain or loss will be a long-term capital gain or loss if the Common Shares have been held by such United States shareholder for more than one year and will be a short-term capital gain or loss if such Common Shares have been held for one year or less. Long-term capital gains of non-corporate shareholders are generally subject to a maximum United States federal income tax rate of 15%. See Section 13 of the Circular, "United States Federal Income Tax Consequences".

What are the Canadian federal income tax consequences of tendering Common Shares?

        A shareholder who is a resident of Canada and who sells Common Shares pursuant to the Offer generally will realize a capital gain (or loss) to the extent that the cash amount received exceeds (or is less than) the adjusted cost base of such shares to the holder and any reasonable costs of disposition. A shareholder who is not a resident of Canada generally will not be subject to tax under Canadian federal income tax laws on any capital gain realized on a disposition of Common Shares pursuant to the Offer unless those shares constitute "taxable Canadian property" to the shareholder and that gain is not otherwise exempt from tax under Canadian federal income tax laws by virtue of an exemption contained in an applicable income tax treaty or convention. See Section 12 of the Circular, "Canadian Federal Income Tax Considerations".

Who can I talk to if I have questions about the Offer?

        Questions and requests for assistance may be directed to CIBC Mellon Trust Company, as the depositary for our Offer, Mellon Investor Services LLC, as U.S. forwarding agent for our Offer, or Kingsdale Shareholder Services Inc., as information agent for the Offer, at their respective addresses shown on the last page of the Circular.

GLOSSARY

        In the Offer, Circular, Letter of Transmittal and Notice of Guaranteed Delivery, the following terms shall have the meanings set forth below, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined in the Offer or Circular:

"ABCA" means the Business Corporations Act (Alberta), as amended;

"affiliate" has the meaning ascribed thereto in the ABCA, as amended, except as otherwise provided herein;

"associate" has the meaning ascribed thereto in the Securities Act (Alberta), as amended, except as otherwise provided herein;

"Book-Entry Confirmation" has the meaning ascribed thereto under Section 3 of the Offer, "Manner of Acceptance";

"Book-Entry Transfer Facility" has the meaning ascribed thereto under Section 3 of the Offer, "Manner of Acceptance";

"Business Day" means any day, excepting Saturdays, Sundays or statutory or civic holidays in Toronto, Ontario, or New York, New York;

"Circular" means the take-over bid circular accompanying the Offer and forming part hereof;

"Common Shares" means the common shares in the capital of Canada Southern issued and outstanding at any time during the Offer Period;

"Competition Act" means the Competition Act (Canada), as amended;

"Compulsory Acquisition" has the meaning ascribed thereto under Section 12 of the Offer, "Acquisition of Common Shares Not Deposited";

"Depositary" means CIBC Mellon Trust Company, at its office specified in the Letter of Transmittal;

"diluted basis" means with respect to the number of outstanding Common Shares at any time, such number of outstanding Common Shares calculated assuming that all outstanding options and any other rights to acquire Common Shares are exercised;

"Canada Southern" means Canada Southern, an Alberta corporation;

"Eligible Institution" means a Canadian schedule 1 chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program ("STAMP"), a member of the Stock Exchange Medallion Program ("SEMP") or a member of the New York Stock Exchange Inc. Medallion Signature Program ("MSP"), where the members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States or any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act;

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"Expiry Date" means June 20, 2006, unless the Offer is extended (pursuant to Section 5 of the Offer, "Variation or Extension of the Offer"), in which event the Expiry Date shall mean the latest date on which the Offer as so extended expires;

"Expiry Time" means the Initial Expiry Time, unless the Offer is extended (pursuant to Section 5 of the Offer, "Variation or Extension of the Offer"), in which case the Expiry Time shall mean the latest time on which the Offer as so extended expires;

"Information Agent" means Kingsdale Shareholder Services Inc.;

"Initial Expiry Time" means 7:00 p.m. (Mountain Daylight Time) on June 20, 2006;

"Letter of Transmittal" means, in respect of the Common Shares, a letter of transmittal accepting the Offer in the form printed on green paper accompanying the Offer and Circular;

"Material Adverse Effect" means any result, occurrence, fact, change, event or effect (whether or not (a) foreseeable or known as of the date of the Offer, or (b) covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or, in the Offeror's sole judgment, could or may be or become (whether or not such result, occurrence, fact, change, event or effect has, during the period or at the time in question, manifested itself in Canada Southern's historical financial statements) materially adverse to Canada Southern's historical or near-term or long-term projected (i) business, (ii) operations, licenses, permits, rights or privileges, (iii) assets, (iv) liabilities, (v) financial condition, (vi) results of operations, (vii) prospects or (viii) capitalization, in each case, of Canada Southern and its subsidiaries taken as a whole;

"misrepresentation" shall have the meaning ascribed thereto under the Securities Act (Alberta);

"NASDAQ" means The NASDAQ Stock Market;

"Notice of Guaranteed Delivery" means the notice of guaranteed delivery in the form printed on blue paper accompanying the Offer and Circular;

"Offer" means the offer to purchase all of the outstanding Common Shares made hereby to Shareholders, the terms and conditions of which are set forth in the Offer Documents;

"Offer Documents" means, collectively, the Offer, Circular, Letter of Transmittal and Notice of Guaranteed Delivery;

"Offer Period" means the period commencing on May 15, 2006 and ending at the Expiry Time;

"Offer Price" means U.S.$7.50 per Common Share, net to the Shareholder in cash, or such greater amount as the Offeror may specify as the purchase price per Common Share under the Offer pursuant to Section 5 of the Offer, "Variation or Extension of the Offer";

"Offeror" means Nosara Holdings Ltd., a corporation incorporated under the laws of Alberta;

"person" means an individual, body corporate, partnership, syndicate, trust or other form of unincorporated association;

"Petro-Canada" means Petro-Canada;

"SEC" means the United States Securities and Exchange Commission;

"Securities Authorities" means the TSX, NASDAQ and the securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof and in the United States and each of the states thereof;

"Shareholders" means holders of Common Shares, and "Shareholder" means any one of them;

"Subsequent Acquisition Transaction" has the meanings ascribed thereto under Section 12 of the Offer, "Acquisition of Common Shares Not Deposited";

"subsidiary" has the meaning contemplated by the ABCA;

"TSX" means the Toronto Stock Exchange;

"U.S." or "United States" means the United States of America, its territories, its possessions or other areas subject to its jurisdiction; and

"U.S. Forwarding Agent" means Mellon Investor Services LLC.

SUMMARY

        The following is only a summary of selected information contained in the Offer Documents and is qualified in its entirety by reference to the detailed provisions of those documents. The information concerning Canada Southern contained in the Offer Documents has been taken from or is based upon publicly available documents or records on file with Securities Authorities and other public sources. Certain capitalized terms used in this summary are defined in the Glossary. Shareholders are urged to read the Offer Documents in their entirety.

The Offer

        The Offeror is offering, during the Offer Period and on the terms and subject to the conditions of the Offer, to purchase all of the issued and outstanding Common Shares, including the Common Shares which become outstanding upon exercise of options to acquire Common Shares, for U.S.$7.50 per Common Share, net to the Shareholder in cash. The Offer is open for acceptance until 7:00 p.m. (Mountain Daylight Time) on June 20, 2006, subject to certain rights of extension and withdrawal. Based on publicly available information, the Offeror believes there were 14,496,165 Common Shares issued and outstanding as of May 8, 2006.

        The Offer is made only for Common Shares and is not made for any options to acquire Common Shares or any other existing rights to acquire Common Shares. Any holder of options to acquire Common Shares or any other existing rights to acquire Common Shares who wishes to accept the Offer must, to the extent permitted thereby, exercise such options and rights in order to obtain certificates representing Common Shares and deposit such Common Shares in accordance with the Offer.

        The obligation of the Offeror to take up and pay for Common Shares pursuant to the Offer is subject to various conditions. See Section 4 of the Offer, "Conditions of the Offer".

        The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in their sole discretion, take such action as they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

Manner and Time of Acceptance

        The Offer is open for acceptance until, but not later than, the Expiry Time.

        Shareholders wishing to accept the Offer must (i) deposit the certificates representing their Common Shares, together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, at the office of the Depositary or the U.S. Forwarding Agent specified in the Letter of Transmittal at or prior to the Expiry Time, (ii) in the United States, follow the procedures for book-entry tender of Common Shares set forth in Section 3 of the Offer, "Manner of Acceptance", or (iii) request such Shareholder's broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Instructions are contained in the Letter of Transmittal which accompanies this Offer and Circular. Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. The offices of the Depositary and the U.S. Forwarding Agent will be open during normal business hours until the Expiry Time.

        Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Offer, "Manner of Acceptance".

Conditions

        Notwithstanding any other provision of the Offer, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the conditions set forth in Section 4 of the Offer, "Conditions of the Offer", are satisfied or waived by the Offeror. The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn at least 66 2/3% of the outstanding Common Shares (calculated on a diluted basis). All of such conditions are for the exclusive benefit of the Offeror and may be waived by it, in its sole discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time without prejudice to any other rights that the Offeror may have. See Section 4 of the Offer, "Conditions of the Offer".

The Offeror and Petro-Canada

        The Offeror is a corporation incorporated under the laws of Alberta and is a direct wholly-owned subsidiary of Petro-Canada. The Offeror has not carried on any business prior to making the Offer.

        Petro-Canada is a corporation incorporated under the laws of Canada. Petro-Canada is an integrated oil and gas company, a leader in the Canadian petroleum industry, with a portfolio of businesses spanning both the upstream and downstream sectors of the industry. In the upstream businesses, Petro-Canada explores for, develops, produces and markets crude oil and natural gas in Canada and internationally. The downstream business refines crude oil and other feedstocks, and markets and distributes petroleum products and related goods and services, primarily in Canada.

        See Section 1 of the Circular, "The Offeror and Petro-Canada".

Canada Southern

        Canada Southern is a Calgary-based company engaged in oil and natural gas exploration and development. Canada Southern has interests in properties located in Alberta, British Columbia, Saskatchewan, the Yukon, the Northwest Territories, and Nunavut in Canada. See Section 2 of the Circular, "Canada Southern".

Purpose of the Offer and Plans Regarding the Acquisition of Common Shares Not Deposited

        The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares. If the Offeror acquires at least 90% of the Common Shares, the Offeror may acquire the remaining Common Shares pursuant to the compulsory acquisition procedures contained in Part 16 of the ABCA. If the Offeror acquires less than 90% of the Common Shares, the Offeror currently intends to avail itself of such other corporate actions or proceedings as may be legally available, including a Subsequent Acquisition Transaction (as defined in Section 12 of the Offer, "Acquisition of Common Shares Not Deposited"), to acquire the remaining Common Shares without the consent of the holders thereof. See Section 12 of the Offer, "Acquisition of Common Shares Not Deposited".

Reasons for the Offer

        The acquisition of Canada Southern is consistent with Petro-Canada's strategy of locating and building long-term sources of future natural gas supply to the North American market. Canada Southern's conventional producing assets fit with Petro-Canada's existing western Canada operations and Canada Southern's Arctic assets would add to Petro-Canada's existing resource position in the Arctic islands and the Mackenzie Delta. While Petro-Canada has no immediate plans for any Arctic development, the additional Arctic interests acquired through the acquisition of Canada Southern would enhance Petro-Canada's position as the largest holder in the Arctic islands and its ability to influence any future development in that area.

        See Section 3 of the Circular, "Background to and Reasons for the Offer".

Benefits to Canada Southern's Shareholders

        The Offer provides Shareholders with the opportunity to realize upon their investment at a significant premium to recent market prices. There is a relatively illiquid market for the Common Shares. The Offer represents a premium of 58% to the closing price on NASDAQ on the day prior to the announcement of the intention to make the Offer and a premium of 45% to the volume weighted average price of the Common Shares on NASDAQ for the 30 day period prior to the announcement of the intention to make the Offer.

Payment for Deposited Common Shares

        If all the conditions referred to in Section 4 of the Offer, "Conditions of the Offer", are satisfied or waived by the Offeror at the Expiry Time, the Offeror will become obligated to take up and pay for all Common Shares validly deposited under the Offer (and not properly withdrawn) as soon as practicable, but in any event no later than the third Business Day after the taking up of the Common Shares. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by the Offeror will be taken up and paid for within 10 days of such deposit. See Section 6 of the Offer, "Take Up and Payment for Deposited Common Shares".

Regulatory Matters

        Under the Competition Act, the acquisition of voting shares of a corporation that carries on an operating business in Canada may require premerger notification if certain size of parties and size of transaction thresholds are exceeded. Notification may be made either on the basis of a short-form filing (in respect of which there is a 14-day statutory waiting period) or a long-form filing (in respect of which there is a 42-day statutory waiting period). Where a transaction does not raise substantive issues under the Competition Act, the Commissioner of Competition may issue an Advance Ruling Certificate ("ARC") in respect of the transaction. Where an ARC is issued, the parties to the transaction are not required to file a premerger notification.

        The Offeror intends to apply for an ARC in respect of the Offer and to make a short-form filing if required to do so. The obligation of the Offeror to complete the Offer is, among other things, subject to the condition that (a) the Commissioner of Competition shall have issued an ARC under Section 102 of the Competition Act in respect of the purchase of the Common Shares by the Offeror, or (b) the waiting period under Part IX of the Competition Act shall have expired or have been waived and the Offeror shall be satisfied in its sole judgment that the Commissioner of Competition does not intend to oppose the purchase of the Common Shares and shall not have made or threatened to make an application under Part VIII of the Competition Act in respect of the purchase of the Common Shares by the Offeror. See Section 4 of the Offer, "Conditions of the Offer".

Canadian Federal Income Tax Considerations

        Shareholders should carefully read the information under "Canadian Federal Income Tax Considerations" in Section 12 of the Circular, which qualifies the information set forth below.

        Canadian residents who receive cash for their Common Shares will generally realize a capital gain or loss to the extent that the cash received exceeds or is less than the total of the adjusted cost base of their Common Shares and their disposition expenses.

        A Subsequent Acquisition Transaction may give rise to either a taxable event or tax deferred exchange of Common Shares depending upon the form of the transaction and the consideration received.

        Non-residents of Canada will generally not be subject to tax in Canada in respect of the sale of their Common Shares, where the Common Shares do not constitute taxable Canadian property to such non-resident Shareholders.

        The foregoing is a brief summary of Canadian federal income tax consequences only. Shareholders are urged to read Section 12 of the Circular, "Canadian Federal Income Tax Considerations" and consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer or a disposition of Common Shares pursuant to a Compulsory Acquisition or any Subsequent Acquisition Transaction.

United States Federal Income Tax Consequences

        In general, a United States Shareholder (as defined herein) who disposes of Common Shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount received and such holder's adjusted tax basis in the Common Shares disposed of. Such gain or loss will be a long-term capital gain or loss if the Common Shares have been held by such United States

Shareholder for more than one year and will be a short-term capital gain or loss if such Common Shares have been held for one year or less. Long-term capital gains of non-corporate shareholders are generally subject to a maximum United States federal income tax rate of 15%.

        The foregoing is a brief summary of United States federal income tax consequences only. Shareholders are urged to read Section 13 of the Circular, "United States Federal Income Tax Consequences" and consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer or a disposition of Common Shares pursuant to a Compulsory Acquisition or any Subsequent Acquisition Transaction.

Depositary and U.S. Forwarding Agent

        CIBC Mellon Trust Company is acting as Depositary under the Offer and Mellon Investor Services LLC is acting as U.S. Forwarding Agent for the Depositary. The Depositary and U.S. Forwarding Agent will receive deposits of Common Shares and accompanying Letters of Transmittal (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer, "Manner of Acceptance") in lieu of the Letter of Transmittal) as well as Notices of Guaranteed Delivery at their offices specified in the Letter of Transmittal and the Notice of Guaranteed Delivery. The Depositary will be responsible for giving certain notices, if required, and for making payment for all Common Shares purchased by the Offeror under the Offer.

        Shareholders should contact the Depositary, the U.S. Forwarding Agent or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary or the U.S. Forwarding Agent.

        See Sections 2, 3 and 6 of the Offer, "Time of Acceptance", "Manner of Acceptance" and "Take Up and Payment for Deposited Common Shares" and Section 14 of the Circular, "Depositary, U.S. Forwarding Agent and Information Agent".

Stock Exchange Listing

        The Common Shares are listed on the TSX and NASDAQ. See Section 2 of the Circular, "Canada Southern — Price Ranges and Trading Volumes of Common Shares". As a result of the acceptance of the Offer by holders of the Common Shares, it is possible that the Common Shares will no longer meet the minimum listing requirements of the TSX and NASDAQ. If the Offer is successful, the Offeror intends to delist the Common Shares from the TSX and NASDAQ. See Section 8 of the Circular, "Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings".

OFFER TO PURCHASE

TO:    HOLDERS OF COMMON SHARES OF CANADA SOUTHERN

1.     THE OFFER

        The Offeror hereby offers to purchase, during the Offer Period, on and subject to the terms and conditions hereinafter specified, all of the issued and outstanding Common Shares, including the Common Shares which become outstanding upon the exercise of options to acquire Common Shares, for U.S.$7.50 per Common Share, net to the Shareholder in cash. Based on publicly available information, the Offeror believes there were 14,496,165 Common Shares issued and outstanding as of May 8, 2006.

        The Offer is made only for Common Shares and is not made for any options to acquire Common Shares or any other existing rights to acquire Common Shares. Any holder of options to acquire Common Shares or any other existing rights to acquire Common Shares who wishes to accept the Offer must, to the extent permitted thereby, exercise such options and rights in order to obtain certificates representing Common Shares and deposit such Common Shares in accordance with the Offer.

        The obligation of the Offeror to take up and pay for Common Shares pursuant to the Offer is subject to various conditions. See Section 4 of the Offer, "Conditions of the Offer". If such conditions are met or waived, the Offeror will take up and pay for the Common Shares duly deposited and not withdrawn under the Offer in accordance with the terms of the Offer.

        The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in their sole discretion, take such action as they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

        The Offer is open for acceptance until 7:00 p.m. (Mountain Daylight Time) on June 20, 2006, subject to certain rights of extension and withdrawal. See Sections 5 and 7 of the Offer, "Variation or Extension of the Offer" and "Withdrawal of Deposited Common Shares".

        No fee or commission will be payable by Shareholders who transmit their Common Shares directly to the Depositary or the U.S. Forwarding Agent to accept the Offer. See "Depositary, U.S. Forwarding Agent and Information Agent" in Section 14 of the Circular.

        The Offer Documents collectively comprise, are incorporated into and form part of, the Offer and contain important information which should be read carefully before making a decision with respect to the Offer.

        The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of the Offer and contain important information which should be read carefully before making a decision with respect to the Offer.

2.     TIME OF ACCEPTANCE

        The Offer is open for acceptance until, but not later than, 7:00 p.m. (Mountain Daylight Time) on June 20, 2006, or until such time and date to which the Offer may be extended by the Offeror at its discretion unless withdrawn by the Offeror.

3.     MANNER OF ACCEPTANCE

Letter of Transmittal

        In order for a Shareholder to validly tender Common Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time at one of its addresses set forth on the back cover of the Offer and Circular. In addition, at or prior to the Expiry Time, either (i) the certificates evidencing deposited Common Shares must be received by the Depositary at such address, (ii) such Common Shares must be tendered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery by book-entry transfer (a "Book-Entry Confirmation") (including an Agent's Message if the Shareholder has not delivered a Letter of Transmittal) must be received by the Depositary, or (iii) the Shareholder must comply with the guaranteed delivery procedures set forth below.

        The term "Agent's Message" means a message, transmitted by The Depository Trust Company (the "Book-Entry Transfer Facility") and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

Book-Entry Delivery

        Shareholders may validly deposit Common Shares pursuant to the Offer in the United States by following the procedures for book-entry delivery. The Depositary will establish accounts with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two Business Days after the date of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Common Shares may be effected through book-entry at the Book-Entry Transfer Facility, a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or an Agent's Message in lieu of the Letter of Transmittal) and any other required documents, must, in any case, be received by the Depositary prior to the Expiry Time at one of its addresses set forth on the back cover of the Offer and Circular. Alternatively, a Shareholder may comply with the guaranteed delivery procedure described below.

        Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        The method of delivery of certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the sole election and risk of the Shareholder. Delivery will be deemed made only when such items are actually received by the Depositary. If delivery is by mail, it is recommended that Shareholders use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery to the Depositary.

Signature Guarantees

        Except as otherwise provided in the instructions to the Letter of Transmittal, all signature(s) on a Letter of Transmittal and on certificates representing Common Shares and, if necessary, on the Notice of Guaranteed Delivery, must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered owner(s) of the Common Shares deposited therewith, and in certain other circumstances as set forth in the Letter of Transmittal, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered owner(s), with the signature(s) on the endorsement panel or securities transfer power of attorney guaranteed by an Eligible Institution.

Procedures for Guaranteed Delivery

        If a Shareholder wishes to deposit Common Shares pursuant to the Offer and: (i) the certificates representing such Common Shares are not immediately available; (ii) such Shareholder cannot deliver the certificates and all other required documents to the Depositary or the U.S. Forwarding Agent prior to the Expiry Time; or (iii) the procedures for book-entry transfer cannot be completed prior to the Expiry Time, such Common Shares may nevertheless be deposited pursuant to the Offer provided that all of the following conditions are met:

  (a)
  such deposit is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery, or a manually signed facsimile thereof (including a guarantee by an Eligible Institution), is received by the Depositary at its Toronto office set forth in the Notice of Guaranteed Delivery at or prior to the Expiry Time; and

  (c)
  the certificate(s) (or a Book-Entry Confirmation) representing deposited Common Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal relating to the Common Shares, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Depositary at its Toronto office set forth in the Notice of Guaranteed Delivery on or before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date.

        The Notice of Guaranteed Delivery may be delivered by hand or courier or transmitted by facsimile transmission or mailed to the Depositary so as to be received by the Depositary at its office in Toronto, Ontario no later than the Expiry Time.

Currency of Payment

        The cash payable under the Offer will be denominated in U.S. dollars. However, Shareholders can elect to receive their cash consideration in Canadian dollars based on the Bank of Canada noon spot exchange rate on the date following the expiry of the Offer on which funds are provided to the Depositary to pay for Common Shares purchased pursuant to the Offer. If a Shareholder wishes to receive the cash payable under the Offer in Canadian dollars, the box titled "Currency of Payment" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery must be completed. Otherwise, cash payment will be made in U.S. dollars.

General

        Payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary or the U.S. Forwarding Agent of (i) certificates representing tendered Common Shares (or a Book-Entry Confirmation of such Common Shares into the Book-Entry Transfer Facility), (ii) a properly completed and executed Letter of Transmittal (or an Agent's Message in connection with a book-entry transfer), and (iii) any other required documents specified in the instructions to the Letter of Transmittal.

        Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer.

        The execution of a Letter of Transmittal or an Agent's Message in connection with a book-entry transfer of Common Shares by a Shareholder irrevocably constitutes and appoints certain officers of the Offeror and any other person designated by the Offeror in writing, as the true and lawful agent, attorney and attorney-in-fact and proxy of such Shareholder with respect to the Common Shares deposited which are taken up and paid for under the Offer (the "Purchased Shares") and with respect to any and all dividends, distributions, payments, securities, rights, assets or other interests declared, paid, issued, distributed, made or transferred on or in respect of the Purchased Shares on or after the date of the Offer (collectively, the "Other Securities").

        This irrevocable appointment shall be effective on and after the date that the Offeror takes up and pays for the Purchased Shares (the "Effective Date") and shall provide such officers and any other person so designated with full power of substitution, in the name of and on behalf of such Shareholder (such power of attorney being deemed to be an irrevocable power coupled with an interest): (i) to register or record, transfer and enter the transfer of Purchased Shares and any Other Securities on the appropriate register of holders maintained by Canada Southern; and (ii) except as otherwise may be agreed, to exercise any and all of the rights of the holder of the Purchased Shares and/or any Other Securities, including, without limitation, to vote, execute and deliver any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Shares and Other Securities, revoke any such instrument, authorization, or consent given prior to, on or after the Effective Date, designate in any such instruments of proxy any person or persons as the proxy or the proxy nominee or nominees of such Shareholders in respect of such Purchased Shares and/or Other Securities for all purposes, including, without limitation, in connection with any meeting (whether annual, special or otherwise and any adjournment or adjournments thereof) of holders of securities of Canada Southern, and execute, endorse and negotiate, for and in the name of and on behalf of the registered holder of Purchased Shares and/or Other Securities, any and all cheques or other instruments respecting any distribution payable to or to the order of such holder in respect of such Purchased Shares and/or Other Securities. Furthermore, a holder of Purchased Shares and/or Other Securities who executes a Letter of Transmittal or on whose behalf an Agent's Message is sent, agrees, effective on and after the Effective Date, not to vote any of the Purchased Shares and/or Other Securities at any meeting (whether annual, special or otherwise and any adjournments) of holders of securities of Canada Southern and not to exercise any or all of the other rights or privileges attached to the Purchased Shares and/or Other Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of the Purchased Shares and/or Other Securities and to designate in any such instruments of proxy the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Shares and/or Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Shares and/or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such person with respect thereto. A holder of Purchased Shares and/or Other Securities who executes a Letter of Transmittal or on whose behalf, an Agent's Message is sent, covenants to execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Shares and/or Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of the holder and shall survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of the holder.

        The deposit of Common Shares pursuant to the procedures set forth in this Offer will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder's representation and warranty that: (i) such Shareholder has full power and authority to deposit, sell, assign and transfer the Common Shares (and any Other Securities) being deposited and has not sold, assigned or transferred or agreed to sell, assign or transfer any of the Common Shares to any other person; (ii) such Shareholder owns all of the Common Shares (and any Other Securities) being deposited within the meaning of applicable securities laws; (iii) the deposit of such Common Shares (and any Other Securities) complies with applicable securities laws; and (iv) when such Common Shares (and any Other Securities) are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and equities whatsoever.

        All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares and accompanying documents deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which the Offeror determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defect or irregularity in any deposit of any Common Shares and accompanying documents. There shall be no duty or obligation on the Offeror, the Depositary, the U.S. Forwarding Agent or any other person to give notice of any defect or irregularity in any deposit, and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer (including the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery) shall be final and binding. The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out above.

4.     CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the Offer, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for any Common Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror:

  (a)
  at the Expiry Time, and at the time the Offeror first takes up and pays for Common Shares under the Offer, there shall have been validly deposited under the Offer and not withdrawn at least 66 2/3% of the outstanding Common Shares (calculated on a diluted basis);

  (b)
  all requisite regulatory approvals, orders, notices, consents and expiries of waiting periods (including, without limitation, under the Competition Act and those of any Securities Authorities) shall have been obtained or occurred on terms and conditions satisfactory to the Offeror in its sole discretion, and all applicable statutory or regulatory waiting periods shall have expired or been terminated and no objection or opposition shall have been filed, initiated or made by any governmental agency or regulatory authority during any applicable statutory or regulatory period which shall not have been withdrawn, defeated or overcome;

(c)	(i)	no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in Canada or elsewhere, whether or not having the force of law, and
    (ii)
    no law, regulation or policy (including applicable tax laws and regulations in those jurisdictions in which Canada Southern carries on business) shall have been proposed, enacted, promulgated, amended or applied, which in either case, in the sole judgement of the Offeror:

      (A)
      has the effect or may have the effect of cease trading the Common Shares, or enjoining, prohibiting or imposing material limitations, damages or conditions on the Offer, or the purchase by, or the sale to, the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares; or

      (B)
      would be expected to have a Material Adverse Effect on the ability to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction;

  (d)
  there does not exist any prohibition at law against the Offeror making the Offer or taking up and paying for all of the Common Shares under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction in respect of any Common Shares not acquired under the Offer;

  (e)
  the Offeror shall have determined in its sole judgment that Canada Southern has not suffered or incurred any Material Adverse Effect and that no result, occurrence, fact, change, event or effect has occurred which, individually or in the aggregate, could be expected to cause Canada Southern to suffer or incur a Material Adverse Effect;

  (f)
  the Offeror shall have determined in its sole judgment that neither Canada Southern nor any of its affiliates or associates has taken or proposed to take any action, or publicly disclosed that it intends to take any action, and the Offeror shall not have otherwise learned of any previous action taken by Canada Southern or any of its affiliates or associates or any material fact which had not been publicly disclosed, which, in the sole judgment of the Offeror, might make it inadvisable for the Offeror to proceed with the Offer and/or with taking up and paying for all of the Common Shares under the Offer or completing a Compulsory Acquisition or any Subsequent Acquisition Transaction, or that would be materially adverse to the business of Canada Southern or its subsidiaries taken as a whole or to the value of the Common Shares to the Offeror; including, without limiting the generality of the foregoing, any action with respect to any agreement, proposal, offer or understanding relating to any material sale, disposition or other dealing with any of the assets or contracts (including operatorships) of Canada Southern or any of its subsidiaries (other than any such sale, disposition or other dealing between Canada Southern and any wholly-owned subsidiary of Canada Southern), any issue of shares, options or other securities of Canada Southern to any person other than a wholly-owned subsidiary of Canada Southern, any material acquisition from a third party of assets or securities by Canada Southern or any of its subsidiaries, any take-over bid (other than the Offer), amalgamation, statutory arrangement, capital reorganization, merger, business combination or similar transaction involving Canada Southern or any of its subsidiaries, any material capital expenditure by Canada Southern or any of its subsidiaries not in the ordinary course of business, any change of a material nature to the compensation paid by Canada Southern or its subsidiaries to their directors, officers or employees, or any action with respect to any agreement or arrangement with its directors, officers or employees with respect to change of control or severance arrangements;

  (g)
  there shall not have occurred any actual or threatened change of any nature whatsoever (including any proposal by the Minister of Finance (Canada) to amend the Income Tax Act (Canada), as amended, or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the sole judgment of the Offeror, directly or indirectly, has or may have material adverse significance with respect to the business or operations of Canada Southern or its subsidiaries taken as a whole, or with respect to the regulatory regime applicable to their businesses and operations or with respect to completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

  (h)
  the Offeror shall have determined, in its sole judgment, that no covenant, term or condition exists in any instrument or agreement to which Canada Southern or any of its subsidiaries is a party or to which they or any of their assets are subject (including, but not limited to, any default that might ensue as a result of the Offeror taking-up and paying for Common Shares deposited under the Offer) which might make it inadvisable for the Offeror to proceed with the Offer or to take up and pay for Common Shares deposited under the Offer;

  (i)
  there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States or Canadian national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Canada, (iv) any limitation (whether or not mandatory) by any United States or Canadian governmental or regulatory authority on the extension of credit by banks or other financial institutions, or (v) in the case of any of the foregoing existing as of the date of the Offer, a material acceleration or worsening thereof;

  (j)
  the Offeror shall have determined, in its sole judgment, that no material right, franchise or licence of Canada Southern or of any of its subsidiaries has been impaired (or threatened to be impaired) or adversely affected (or threatened to be adversely affected), whether as a result of the making of the Offer, the taking-up and paying for Common Shares deposited under the Offer or otherwise, and no other change or event has occurred which might make it inadvisable for the Offeror to proceed with the Offer or with taking-up and paying for Common Shares deposited thereunder; and

  (k)
  the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Canada Southern with any securities commission or similar securities regulatory authority or other governmental regulatory authority in any of the provinces or territories of Canada or with the SEC, including, without limitation, any annual information form, financial statements, material change report, press release or management proxy circular or in any documents so filed or released by Canada Southern to the public.

        The foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time, both before and after the Expiry Time, regardless of the circumstances giving rise to such assertion (including the action or inaction of the Offeror). In addition, the Offeror may, in its sole discretion, waive or vary any term or condition of the Offer, in whole or in part at any time and from time both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have.

        The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to be a waiver of any such right and each such right shall be deemed an ongoing right which may be exercised or asserted at any time and from time to time. Any determination by the Offeror concerning the events described in this Section 4 will be final and binding upon all parties by the Offeror.

        Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Calgary, Alberta. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 11 of the Offer, "Notice", and shall provide a copy of the aforementioned notice to the TSX and NASDAQ. If the Offer is withdrawn, the Offeror shall not be obligated to take up and pay for any of the Common Shares deposited under such Offer and all certificates for deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents will promptly be returned at the Offeror's expense to the parties by whom they were deposited.

5.     VARIATION OR EXTENSION OF THE OFFER

        The Offer is open for acceptance until, but not after, the Expiry Time unless withdrawn or extended. The Offeror may, in its sole discretion, at any time and from time to time during the Offer Period (or otherwise as permitted by applicable law), vary the terms and conditions of the Offer (which variation may include an extension of the Expiry Time).

        If any of the conditions of the Offer set forth in Section 4 of the Offer, "Conditions of the Offer", have not been satisfied or waived at the Expiry Time, the Offer will expire at the Initial Expiry Time, except that the Offer may be extended at the sole discretion of the Offeror.

        Subject to the foregoing, the Offeror reserves the right, in its sole discretion, at any time and from time to time prior to or at the Expiry Time (or otherwise as permitted by applicable law), to extend the Offer by fixing a new Expiry Date or to vary the terms of the Offer, in each case by giving written notice or other communication confirmed in writing of such extension or variation to the Depositary at its principal office in Calgary, Alberta. The Offeror, forthwith after giving any such notice or communication, shall make a public announcement of the extension or variation, shall cause the Depositary as soon as practicable thereafter to provide a copy of such notice or communication in the manner set forth in Section 11 of the Offer, "Notice", to all Shareholders whose Common Shares have not been taken up at the date of the extension or variation and shall provide a copy of the aforementioned notice to the TSX and NASDAQ. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Calgary, Alberta.

        Notwithstanding the foregoing, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, excluding those waived by the Offeror, have been fulfilled or complied with unless the Offeror first takes up all Common Shares then deposited under the Offer and not withdrawn.

        Pursuant to Rule 14d-11 under the Exchange Act, the Offeror, subject to certain conditions, may elect to make available a subsequent offering period by extending the Offer on one occasion for a period of at least 10 calendar days and not to exceed 20 Business Days (the "Subsequent Offering Period"). If a Subsequent Offering Period is commenced, the Offeror is required by U.S. federal securities laws to immediately purchase and promptly pay for any Common Shares tendered at the same per share price paid in the Offer. Under applicable Canadian laws, a subsequent Offer Period must be for at least 10 calendar days, and during the first 10 days of any such extension, Shareholders have withdrawal rights. To comply with the applicable laws of Canada and the United States, if the Offeror elects to make a Subsequent Offering Period available, the Subsequent Offering Period will be for at least 10 calendar days, and the Offeror will immediately accept for payment all tenders of Common Shares made during the Subsequent Offering Period. Shareholders tendering their Common Shares during the first 10 calendar days of the Subsequent Offering Period may withdraw those Common Shares during such 10 calendar day period provided such Common Shares have not been taken up by the Offeror. No withdrawal rights will apply during the Subsequent Offering Period with respect to Common Shares deposited under the Offer which have been taken up at the date the notice of the Subsequent Offering Period is given or with respect to Common Shares deposited during the Subsequent Offering Period which have subsequently been taken up.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such announcement shall be issued no later than 9:00 a.m. (Eastern time), on the next Business Day after the previously scheduled Expiry Date. Subject to applicable U.S. federal securities laws (including Rules 14d-4(d), 14d-6(b), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Shareholders in a manner reasonably designed to inform them of such changes) and applicable Canadian securities laws and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or similar announcement.

        Where the terms of the Offer are varied (except a variation consisting solely of a waiver of a condition), the Offer Period will not end before ten days after the notice of such variation has been given to Shareholders, unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities.

        If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(b), 14d-6(c) and 14e-1 under the Exchange Act or other applicable laws. Under applicable Canadian securities laws, if at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, each as amended from time to time, that would reasonably be expected to affect the decision of a holder of the Common Shares that are the subject of the Offer to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Calgary, Alberta, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer, "Notice", to all holders of such Common Shares whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will, as soon as practicable after giving notice of a change in information to the Depositary, make a public announcement of the change in information and provide a copy of the public announcement to the TSX and NASDAQ. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary, Alberta.

        During any such extension or in the event of any such variation or change in information, all Common Shares deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms hereof, subject to Section 7 of the Offer, "Withdrawal of Deposited Common Shares". An extension of the Deposit Period, a variation of the Offer or a change in information does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer, "Conditions of the Offer".

        If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing holders of the Common Shares whose Common Shares are taken up under the Offer without regard to the time at which such Common Shares are taken up by the Offeror.

6.     TAKE UP AND PAYMENT FOR DEPOSITED COMMON SHARES

        Upon the terms and subject to the conditions of the Offer, the Offeror will take up Common Shares validly deposited under the Offer and not withdrawn pursuant to Section 7 of the Offer as soon as practicable, but in any event not later than ten days after the Expiry Time. The Offeror is obligated to pay for Common Shares that it has taken up as soon as possible, and in any event not later than the earlier of three Business Days after the taking up of the Common Shares and ten days after the Expiry Time. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by the Offeror will be taken up and paid for not later than ten days after such deposit.

        Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay taking up or paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer, "Conditions of the Offer", is not satisfied or waived by the Offeror, in whole or in part, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Calgary, Alberta. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable law. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless the Offeror simultaneously takes up and pays for all Common Shares then validly deposited under the Offer. The Offeror will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary at its principal office in Calgary, Alberta of its acceptance for payment of such Common Shares pursuant to the Offer.

        The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for delivery to Shareholders who have tendered and not withdrawn their Common Shares under the Offer.

        Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making such payment.

        The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by Shareholders who have deposited and not withdrawn their Common Shares pursuant to the Offer.

        Settlement will be made by the Depositary issuing or causing to be issued a cheque payable in U.S. funds (or, at the election of the Shareholder, in Canadian funds based on the Bank of Canada noon spot exchange rate on the date following the expiry of the Offer on which funds are provided to the Depositary) to which a person depositing Common Shares is entitled. Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the cheque will be issued in the name of the registered holder of the Common Shares deposited. Unless the person depositing the Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, cheques will be forwarded by first class insured mail to such person at the address specified in the Letter of Transmittal. If no address is specified, cheques will be forwarded to the address of the Shareholder as shown on the registers of securityholders maintained by Canada Southern. Cheques mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable law, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.

        Under the "backup withholding" provisions of U.S. federal income tax laws, the Depositary may be required to withhold 28% of the amount of any payments made pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments of cash pursuant to the Offer, a United States holder surrendering Common Shares in the Offer must, unless an exemption applies, provide the Depositary with such United States holder's correct taxpayer identification number (the "TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such United States holder is not subject to backup withholding. If a United States holder does not provide a correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such United States holder and payments of cash pursuant to the Offer may be subject to backup withholding. All United States holders surrendering Common Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Offeror and the Depositary). Certain persons are not subject to backup withholding. Noncorporate foreign Shareholders holding Common Shares in the United States should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

        Depositing Shareholders will not be obligated to pay any brokerage fees or commissions if they accept the Offer by depositing their Common Shares directly with the Depositary or the U.S. Forwarding Agent. See "Depositary, U.S. Forwarding Agent and Information Agent" in Section 14 of the Circular.

7.     WITHDRAWAL OF DEPOSITED COMMON SHARES

        Except as otherwise stated in this Section 7 of the Offer, all deposits of Common Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable law, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

  (a)
  at any time before the Common Shares have been taken up by the Offeror pursuant to the Offer;

  (b)
  at any time before the expiration of ten days from the date upon which either:

  (i)
  a notice of change relating to a change which has occurred in the information contained in the Offer or the Circular, each as may be amended from time to time, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror) in the event that such change occurs before the Expiry Time or after the Expiry Time but prior to the expiry of all rights of withdrawal in respect of the Offer; or

  (ii)
  a notice of variation concerning a variation in the terms of the Offer (other than a variation in the terms of the Offer consisting solely of an increase in the consideration offered for the Common Shares under the Offer where the time for deposit is not extended for a period greater than ten days or a variation in the terms of the Offer consisting solely of the waiver of a condition in the Offer);

    is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities; or

  (c)
  if the Common Shares have not been paid for by the Offeror within three Business Days after having been taken up.

        If the Offeror waives any terms or conditions of the Offer and extends the Offer in circumstances where the rights of withdrawal set forth in Section 7(b) above are applicable, the Offer shall be extended without the Offeror first taking up the Common Shares that are subject to the rights of withdrawal.

        Withdrawals of Common Shares deposited to the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be received by the Depositary or the U.S. Forwarding Agent at the place of deposit of the applicable Common Shares within the time limits indicated above. Notice of withdrawal must: (a) be made by a method, including a manually signed facsimile transmission, that provides the Depositary or the U.S. Forwarding Agent with a written or printed copy; (b) be signed by the person who signed the Letter of Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Common Shares that are to be withdrawn; and (c) specify such person's name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. The withdrawal will take effect upon receipt by the Depositary or the U.S. Forwarding Agent of the properly completed notice of withdrawal. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out in such letter), except in the case of Common Shares deposited for the account of an Eligible Institution. None of the Offeror, the Depositary or the U.S. Forwarding Agent, or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice. If Common Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited at any time at or prior to the Expiry Time by again following one of the procedures described in Section 3 of the Offer, "Manner of Acceptance".

        If the Offeror is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror's other rights, Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 7 or pursuant to applicable laws.

        In addition to the foregoing rights of withdrawal, holders of Common Shares in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 16 of the Circular, "Statutory Rights".

        All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding.

8.     RETURN OF COMMON SHARES

        If any deposited Common Shares are not taken up and paid for by the Offeror under the Offer for any reason whatsoever, or if certificates are submitted by a Shareholder for more Common Shares than are deposited, certificates for Common Shares not purchased or deposited will be returned at the Offeror's expense by either sending new certificates representing Common Shares not purchased or returning the deposited certificates (and other relevant documents). The certificates and other relevant documents will be forwarded by first class insured mail in the name of and to the address of the depositing Shareholder specified in the Letter of Transmittal or, if no such name or address is so specified, then in such name and to such address of such Shareholder as shown on the registers maintained by Canada Southern, as soon as practicable following the Expiry Time or withdrawal or termination of the Offer. In the case of Common Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, such Common Shares will be credited to an account maintained with the Book-Entry Transfer Facility.

9.     CHANGES IN CAPITALIZATION, DIVIDENDS, DISTRIBUTIONS AND LIENS

        If, on or after the date of the Offer, Canada Southern should subdivide or consolidate the Common Shares or otherwise change any of the Common Shares or its capitalization, or shall disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion, and without prejudice to its rights under Section 4 of the Offer, "Conditions of the Offer", make such adjustments as it considers appropriate to the terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect any such subdivision, consolidation or other change.

        Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, security interests, claims and equities and together with all rights and benefits arising therefrom including the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the Common Shares on or after the date of the Offer. If Canada Southern should declare or pay or make any dividend, or make any other distribution on or issue any rights with respect to any of the Common Shares which is or are payable or distributable to the Shareholders of record on a record date which is prior to the date of transfer of Common Shares into the name of the Offeror or its nominee or transferee on Canada Southern's share register, then the whole of any such dividend, distribution or right shall be received and held by the depositing Shareholder for the account of the Offeror and shall be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution or right, and may withhold the cheques payable by the Offeror pursuant to the Offer or reduce the amount of cash payable in respect of the amount or value thereof, as determined by the Offeror in its sole discretion.

10.   MAIL SERVICE INTERRUPTION

        Notwithstanding the other provisions of the Offer Documents, cheques issued in consideration for Common Shares purchased pursuant to the Offer and certificates representing Common Shares to be returned will not be mailed if the Offeror determines, in its sole judgment, that delivery thereof by mail may be delayed. Persons entitled to cheques and certificates representing Common Shares which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary or the U.S. Forwarding Agent at which the deposited certificates representing Common Shares in respect of which such cheques are being issued were deposited upon application to the Depositary or the U.S. Forwarding Agent until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notice of any determination by the Offeror not to mail as a result of mail service delay or interruption will be given in accordance with Section 11 of the Offer, "Notice". Notwithstanding Section 6 of the Offer, "Take Up and Payment for Deposited Common Shares", the deposit of cheques with the Depositary or the U.S. Forwarding Agent for delivery to depositing Shareholders in such circumstances shall constitute delivery to the persons entitled thereto and the Common Shares shall be deemed to have been paid for immediately upon such deposit.

11.   NOTICE

        Without limiting any other lawful means of giving notice, any notice which may have been given or caused to be given by the Offeror or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid or sent by pre-paid courier to the registered holders of Common Shares at their addresses as shown on the registers maintained by Canada Southern and will be deemed to have been received on the first day following the date of mailing or sending by courier which is a Business Day. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of postal service in Canada or the United States following mailing. In the event of any interruption of mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada or the United States or elsewhere are not open for the deposit of mail or there is reason to believe that there is or could be a disruption in all or part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer, except as otherwise provided herein, will be deemed to have been properly given and to have been received by holders of Common Shares, if: (i) it is given to the TSX and NASDAQ for dissemination through their facilities; (ii) it is published once in La Presse and in the national edition of The Globe and Mail or The National Post and the Wall Street Journal, and (iii) it is distributed through the facilities of the Canadian Corporate News and given to the Dow Jones News Service.

        Wherever the Offer calls for documents to be delivered to the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at the offices of the Depositary or the U.S. Forwarding Agent set forth in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address provided in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.   ACQUISITION OF COMMON SHARES NOT DEPOSITED

Compulsory Acquisition

        If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is shorter, the Offer has been accepted by the holders of not less than 90% of the Common Shares, other than Common Shares held at the date of the Offer by or on behalf of the Offeror or its affiliates or associates (as such terms are defined in the ABCA), and the Offeror acquires such deposited Common Shares, then the Offeror intends to acquire, pursuant to the provisions of Part 16 of the ABCA, the remaining Common Shares held by each Canada Southern Shareholder who did not accept the Offer and any person who subsequently acquires any such Common Shares (a "Dissenting Offeree") on the same terms (including the Offer Price) as the Common Shares acquired under the Offer (a "Compulsory Acquisition").

        To exercise this statutory right, the Offeror must give notice (the "Offeror's Notice") to the Dissenting Offerees of such acquisition within 60 days after the termination of the Offer and in any event within 180 days after the date of the Offer. Within 20 days after sending the Offeror's Notice, the Offeror must pay or transfer to Canada Southern the amount of money or other consideration the Offeror would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees.

        Within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates evidencing the Common Shares held by such Dissenting Offeree to Canada Southern and must elect either to transfer such Common Shares to the Offeror on the terms on which the Offeror acquired Common Shares under the Offer or to demand payment of the fair value of the Common Shares by so notifying the Offeror. If the Dissenting Offeree fails to notify the Offeror within the applicable time period, the Dissenting Offeree will be deemed to have elected to transfer its Common Shares to the Offeror on the same terms (including the Offer Price) that the Offeror acquired the Common Shares under the Offer.

        If a Dissenting Offeree has elected to demand payment of the fair value of its Common Shares, the Offeror may apply to the Court of Queen's Bench of Alberta (the "Court") to fix the fair value of the Common Shares of that Dissenting Offeree. If the Offeror fails to apply to the Court within 20 days after it made the payment or transferred the other consideration to Canada Southern, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the Court fix the fair value. If no such application is made by the Dissenting Offeree or the Offeror within such periods, the Dissenting Offeree will be deemed to have elected to transfer its Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from the Shareholders who accepted the Offer. Any judicial determination of the fair value of the Common Shares could be more or less than the amounts paid pursuant to the Offer.

        The foregoing is only a summary of the right of Compulsory Acquisition which may become available to the Offeror. The summary is not intended to be complete and is qualified in its entirety by the provisions of Part 16 of the ABCA. Shareholders should refer to Part 16 of the ABCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of Part 16 of the ABCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered.

Subsequent Acquisition Transaction

        If the Offeror takes up and pays for Common Shares pursuant to the Offer, and if the foregoing statutory right of compulsory acquisition is not available or the Offeror elects not to pursue that right, the Offeror reserves the right (and currently intends to do so in the appropriate circumstances if the Offeror considers it necessary or desirable) to use all reasonable efforts to acquire the balance of the Common Shares as soon as practicable by way of a Subsequent Acquisition Transaction (as hereinafter defined). In order to effect a Subsequent Acquisition Transaction, the Offeror will seek to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory plan of arrangement, reorganization, consolidation, recapitalization, or other transaction involving the Offeror and/or an affiliate of the Offeror and Canada Southern and/or the Shareholders for the purposes of Canada Southern becoming, directly or indirectly, a wholly-owned subsidiary of the Offeror or effecting an amalgamation or merger of Canada Southern's business and assets with or into the Offeror and/or an affiliate of the Offeror, carried out for a consideration per Common Share not less than the Offer Price (a "Subsequent Acquisition Transaction"). Depending upon the nature and terms of the Subsequent Acquisition Transaction, the approval of at least two-thirds of the votes cast by holders of the outstanding shares of the relevant class(es) and the approval of a majority of the votes cast by "minority" holders of such shares may be required at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. The Offeror will cause Common Shares acquired under the Offer to be voted in favour of such a transaction. The timing and details of any such Subsequent Acquisition Transaction would necessarily depend upon a variety of factors, including the number of Common Shares acquired pursuant to the Offer.

        In certain types of Subsequent Acquisition Transactions, the registered holders of Common Shares may have the right to dissent under the ABCA and be paid fair value for their securities, with such fair value to be determined by the Court. The fair value of securities so determined could be more or less than the amount paid pursuant to the Offer or the Subsequent Acquisition Transaction. Any such judicial determination of the fair value of the Common Shares could be based upon considerations other than, or in addition to, the market price, if any, of the Common Shares.

        A Subsequent Acquisition Transaction described above may constitute a "Business Combination" or a "Going Private Transaction" within the meaning of certain applicable Canadian securities legislation and regulations including Ontario Securities Commission (the "OSC") Rule 61-501 Insider Bids, Issuer bids, Going Private Transactions and Related Party Transactions ("OSC Rule 61-501") and the Québec Autorité des marchés financiers (the "AMF") Regulation Q-27 respecting Protection of Minority Securityholders in the Course of Certain Transactions ("AMF Regulation Q-27"). Under OSC Rule 61-501 and AMF Regulation Q-27, subject to certain exceptions, a Subsequent Acquisition Transaction may constitute a Business Combination or a Going Private

Transaction if it would result in the interest of a holder (as defined therein) or beneficial owner of Common Shares being terminated without such holder or beneficial owner's consent, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to Common Shares will be a Business Combination or a Going Private Transaction under OSC Rule 61-501 and AMF Regulation Q-27.

        In certain circumstances, the provisions of OSC Rule 61-501 and AMF Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions". However, if the Subsequent Acquisition Transaction is a Business Combination or a Going Private Transaction carried out in accordance with OSC Rule 61-501 and AMF Regulation Q-27 or an exemption therefrom, the "related party transaction" provisions therein do not apply to such transaction. The Offeror intends to carry out any such Business Combination or Going Private Transaction in accordance with OSC Rule 61-501 and AMF Regulation Q-27 or exemptions therefrom such that the "related party transaction" provisions of OSC Rule 61-501 and AMF Regulation Q-27 will not apply to the Business Combination or a Going Private Transaction.

        OSC Rule 61-501 and AMF Regulation Q-27 provide that unless exempted, a corporation proposing to carry out a Business Combination or a Going Private Transaction is required to prepare a formal valuation of the Common Shares (and any, subject to certain exceptions, non-cash consideration being offered therefor) and provide to the holders of the Common Shares a summary of such valuation or the entire valuation.

        In connection therewith, the Offeror intends to rely on any exemption then available or to seek waivers pursuant to OSC Rule 61-501 and AMF Regulation Q-27 exempting the Offeror or Canada Southern, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under OSC Rule 61-501 and AMF Regulation Q-27 for certain Business Combinations or Going Private Transactions completed within 120 days after the expiry of a formal take-over bid if the intent to effect such transaction is disclosed in the take-over bid circular, the consideration offered under such transaction is at least equal in value to and is in the same form as that paid to tendering Shareholders in the take-over bid and certain disclosure is given in the take-over bid disclosure documents. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the consideration offered under the Offer and that such Subsequent Acquisition Transaction would be completed no later than 120 days after the Expiry Date. Accordingly, the Offeror expects to rely on these exemptions.

        OSC Rule 61-501 and AMF Regulation Q-27 also require that, unless exempted, in addition to any other required shareholder approval, in order to complete a Business Combination or Going Private Transaction, the approval of a simple majority of the votes cast by "minority" shareholders be obtained. In relation to the Offer and any subsequent Business Combination or Going Private Transaction, the "minority" holders will be, unless an exemption is available or discretionary relief is granted by the OSC and the AMF, as required, all holders of Common Shares, other than the Offeror or any "interested party" or any "related party" of the Offeror or any other "interested party" for purposes of OSC Rule 61-501 and AMF Regulation Q-27, including any director or senior officer of the Offeror, any associate, affiliate or insider of the Offeror or any of their directors and senior officers or any person or company acting jointly or in concert with any of the foregoing. However, OSC Rule 61-501 and AMF Regulation Q-27 provide, subject to certain terms and conditions regarding the timing of a Subsequent Acquisition Transaction and certain other requirements, that the Offeror may treat Common Shares acquired pursuant to the Offer as "minority" shares and vote them, or consider them voted, in favour of such subsequent Business Combination or Going Private Transaction if, among other things, the consideration per security in the Business Combination or Going Private Transaction is at least equal in value to and is in the same form as the consideration paid to tendering Shareholders under the Offer and such Business Combination or Going Private Transaction is completed no later than 120 days after the Expiry Date. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the consideration paid to tendering Shareholders under the Offer and that such Business Combination or Going Private Transaction would be completed no later than 120 days after the Expiry Date. Accordingly, the Offeror intends that the Common Shares acquired by it under the Offer will be counted as part of any minority approval required in connection with a Subsequent Acquisition Transaction.

        In addition, under OSC Rule 61-501 and AMF Regulation Q-27 if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Business Combination, Going Private Transaction or related party transaction is initiated, the requirement for minority approval under OSC Rule 61-501 and AMF Regulation Q-27 would not apply to the transaction if a statutory dissent and appraisal remedy is available, or if a substantially equivalent enforceable right is made available, to the minority shareholders. The Common Shares will not be counted as part of the minority except if permitted by the AMF and the OSC.

        The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 12 of the Circular, "Canadian Federal Income Tax Considerations" and Section 13 of the Circular "United States Federal Income Tax Consequences", for a discussion of the income tax consequences to Shareholders of a Subsequent Acquisition Transaction.

Other Alternatives

        If the Offeror is unable to or decides not to effect a statutory Compulsory Acquisition or a Subsequent Acquisition Transaction, then it will evaluate other available alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or taking no further action to acquire additional Common Shares. Any additional purchases of Common Shares could be at a price greater than, equal to or less than the price to be paid for Common Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the price paid for Common Shares under the Offer.

Judicial Developments

        Prior to the adoption of OSC Rule 61-501 (or its predecessor, OSC Policy 9.1) and AMF Regulation Q-27, Canadian courts had in several instances granted preliminary injunctions to prohibit transactions which constituted Business Combinations or Going Private Transactions. The trend in both legislation and Canadian jurisprudence has been towards permitting such transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

13.   MARKET PURCHASES AND SALES OF COMMON SHARES

        Other than pursuant to the Offer, the Offeror will not purchase Common Shares during the Offer Period.

        Although the Offeror has no current intention to sell Common Shares taken up under the Offer, it reserves the right, subject to applicable laws, to make or enter into an arrangement, commitment or understanding during the Offer Period to sell any of such Common Shares after the Offer Period.

14.   OTHER TERMS

        The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of Alberta and all laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta and the courts of appeal therefrom.

        No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Offeror other than as contained in the Offer or in the Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror, the Depositary or the U.S. Forwarding Agent for the purposes of the Offer. In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the laws of such jurisdiction.

        The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the Circular, the Letter of Transmittal and the Notice of

Guaranteed Delivery, the validity of any acceptance of this Offer and any withdrawals of Common Shares, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Common Shares or notice of withdrawal of Common Shares, and the due completion and execution of the Letters of Transmittal and Notices of Guaranteed Delivery. The Offeror reserves the right to waive any defect in acceptance with respect to any particular Common Share or any particular Shareholder. There shall be no obligation on the Offeror, the Depositary or the U.S. Forwarding Agent to give notice of any defects or irregularities in acceptance and no liability shall be incurred by any of them for failure to give any such notification.

        The Offer is not being made to (nor will deposits be accepted from or on behalf of) Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

        The Offer and the accompanying Circular and the other documents referred to above constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer.

Dated: May 15, 2006

NOSARA HOLDINGS LTD.
By:	(Signed) KATHLEEN E. SENDALL President

        The provisions of the Circular, Letter of Transmittal and Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

CIRCULAR

        The following information in this Circular is provided in connection with the Offer made by the Offeror dated May 15, 2006 to purchase all of the Common Shares. The terms, conditions and provisions of the Offer Documents are incorporated into and form part of this Circular, and collectively constitute the take-over bid circular of the Offeror. Certain terms used in this Circular are defined in the Glossary. Shareholders should refer to the Offer Documents for details of the terms and conditions of the Offer.

        The information concerning Canada Southern contained in the Offer Documents has been taken from or is based upon publicly available documents, records on file with Canadian securities regulatory authorities and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein taken from or based upon such documents and records or other information are untrue or incomplete, the Offeror does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents, records and information, or for any failure by Canada Southern to disclose publicly events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offeror.

        Pursuant to the provisions of the securities laws of various provinces of Canada, the directors of Canada Southern must send a circular to all Shareholders in connection with the Offer, which circular, together with other information, must disclose any material changes in the affairs of Canada Southern subsequent to the date of the most recent published financial statements of Canada Southern. In addition, Canada Southern is required to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act setting forth the position of Canada Southern's board of directors with respect to the Offer and the reasons for such position and furnishing additional related information within 10 Business Days after the date of the Offer.

1.     THE OFFEROR AND PETRO-CANADA

        The Offeror is a corporation governed by the laws of Alberta, incorporated on March 24, 2006, and is a direct wholly-owned subsidiary of Petro-Canada. The Offeror has not carried on any business prior to the Offer.

        Petro-Canada is a corporation incorporated under the laws of Canada. Petro-Canada is an integrated oil and gas company, a leader in the Canadian petroleum industry, with a portfolio of businesses spanning both the upstream and downstream sectors of the industry. In the upstream businesses, Petro-Canada explores for, develops, produces and markets crude oil and natural gas in Canada and internationally. The downstream business refines crude oil and other feedstocks, and markets and distributes petroleum products and related goods and services, primarily in Canada. References in the Circular to Petro-Canada include Petro-Canada and its subsidiaries where the context requires.

        The principal and registered offices of the Offeror and Petro-Canada are located at 150 - 6th Avenue S.W., Calgary, Alberta T2P 3E3 and their telephone number is (403) 296-8000.

        The name, citizenship, principal business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Offeror and Petro-Canada and of the controlling persons of Petro-Canada, and certain other information is set forth on Schedule 1 hereto.

        None of the persons listed in Schedule 1 has, during the past five years, been convicted in a criminal proceeding. None of the persons listed in Schedule 1 has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal, provincial or state securities laws, or a finding of any violation of federal, provincial or state securities laws.

        Except as described in this Circular or in the accompanying Offer, none of the Offeror, Petro-Canada, or, to the best knowledge of the Offeror, any of the persons listed in Schedule 1 or any associate or majority-owned subsidiary of the Offeror, Petro-Canada or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Common Shares. Furthermore, none of the Offeror, Petro-Canada or, to the best knowledge of the Offeror, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Common Shares during the past 60 days.

2.     CANADA SOUTHERN

General

        Canada Southern is a Calgary-based company engaged in oil and natural gas exploration and development. Canada Southern has interests in properties located in Alberta, British Columbia, Saskatchewan, the Yukon, the Northwest Territories and Nunavut in Canada. The head office and principal place of business of Canada Southern is located at Suite 250, 706 - 7th Avenue S.W., Calgary, Alberta T2P 0Z1 and its registered office is located at 3500, 855 - 2nd Street S.W., Calgary, Alberta T2P 4J8. Canada Southern was incorporated under the Companies Act (Canada) in 1954, continued under the Nova Scotia Companies Act in 1980 and continued under the ABCA on March 2, 2005. Canada Southern's telephone number is (403) 269-7741.

        Canada Southern has no material subsidiaries.

Share Capital

        The authorized capital of Canada Southern is comprised of an unlimited number of Common Shares, an unlimited number of first preferred shares, issuable in series, and an unlimited number of second preferred shares, issuable in series. As of May 8, 2006, there were 14,496,165 Common Shares and no preferred shares of Canada Southern issued and outstanding.

Dividend Policy

        Based on publicly available information, the Offeror believes that Canada Southern has not paid dividends on the Common Shares in the last 2 years.

Price Ranges and Trading Volumes of Common Shares

        The Common Shares are listed and posted for trading on the TSX and NASDAQ. The Common Shares trade on the TSX under the symbol "CSW" and on NASDAQ under the symbol "CSPLF". The following table sets forth the reported high and low sales prices and the cumulative volume of trading of the Common Shares on the TSX and NASDAQ for the periods indicated:

Toronto Stock Exchange

	Price Range
Period			Trading Volume
	High	Low
	($)	($)
2004
First Quarter	7.50	6.25	89,600
Second Quarter	7.34	5.10	115,300
Third Quarter	7.30	5.35	89,300
Fourth Quarter	9.55	5.70	144,800
2005
First Quarter	11.00	6.00	138,400
Second Quarter	9.78	6.50	153,400
Third Quarter	8.22	6.35	149,400
Fourth Quarter	8.60	5.78	109,500
October	7.60	5.78	39,600
November	7.35	6.00	27,000
December	8.60	6.51	42,900

2006
First Quarter	8.50	5.64	131,212
January	8.50	7.00	45,945
February	7.10	6.00	45,319
March	7.43	5.64	39,948
April	6.40	5.20	76,245
May 1 - 12	8.93	5.09	350,576

NASDAQ Stock Market

	Price Range (U.S. $)
Period			Trading Volume
	High	Low
	($)	($)
2004
First Quarter	5.70	4.50	2,224,500
Second Quarter	5.44	3.17	1,670,000
Third Quarter	5.54	4.07	1,181,200
Fourth Quarter	7.80	4.42	2,779,300
2005
First Quarter	7.60	4.74	3,882,200
Second Quarter	7.06	5.11	2,727,700
Third Quarter	6.97	5.20	3,321,600
Fourth Quarter	7.60	5.02	2,664,500
October	6.53	5.02	688,900
November	6.29	5.02	689,500
December	7.60	5.65	1,286,100
2006
First Quarter	7.34	5.10	2,373,524
January	6.09	5.16	826,233
February	6.27	5.10	668,662
March	7.34	6.08	878,629
April	5.40	4.88	604,669
May 1 - 12	8.13	4.59	2,351,327

        The Offer was announced to the public on May 11, 2006. The closing trading price of the Common Shares on NASDAQ on May 10, 2006, the last trading day prior to the announcement of the Offer, was U.S.$4.75. On May 12, 2006, the closing trading price of the Common Shares on NASDAQ was U.S.$8.00. The Offer Price represents a 58% premium over the closing price of Common Shares on NASDAQ on the last trading day immediately preceding the announcement of the Offer, and a premium of 45% over the weighted average trading price of the Common Shares on NASDAQ for the 30 trading days immediately preceding the announcement of the Offer.

Previous Distributions

        Based on publicly available information, the Offeror believes that no distributions of Common Shares were effected during the five years preceding the date of the Offer other than pursuant to Canada Southern's stock option plans.

Information and Reporting Requirements

        Pursuant to the provisions of the securities laws of the provinces of Canada, the directors of Canada Southern must send a circular to all Shareholders in connection with the Offer, which circular, together with other information, must disclose any material changes in the affairs of Canada Southern subsequent to the date of the most recent published financial statements of Canada Southern. In addition, Canada Southern is required to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act setting forth the position of Canada Southern's board of directors with respect to the Offer and the reasons for such position and furnishing additional related information within 10 Business Days after the date of the Offer.

        Canada Southern is a "reporting issuer" or equivalent in the provinces of Alberta, Ontario, Quebec and Nova Scotia and files its continuous disclosure documents and other documents with the Canadian securities regulatory authorities. Such documents are available through SEDAR at "www.sedar.com". The Common Shares are also registered under the Exchange Act. Accordingly, Canada Southern is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-732-0330. Canada Southern's SEC filings since November 2002 are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

3.     BACKGROUND TO AND REASONS FOR THE OFFER

        The North American Natural Gas business unit of Petro-Canada's upstream operations explores for and produces natural gas from western Canada and the U.S. Rockies and markets natural gas in North America. This business unit also has natural gas resources in northern Canada, including the Arctic islands, and land holdings in Alaska. The strategy of this business unit is to be a significant and sustainable market participant by accessing new and diverse natural gas supply sources to market within North America.

        Canada Southern's principal asset is a 30.67% working interest in the Kotaneelee field, a producing natural gas field in the Yukon Territory. Canada Southern also has interests in producing properties in British Columbia and exploratory interests in various properties, including properties located in the Arctic islands.

        The acquisition of Canada Southern is consistent with Petro-Canada's strategy of locating and building long-term sources of future natural gas supply to the North American market. Canada Southern's conventional producing assets fit with Petro-Canada's existing western Canada operations and Canada Southern's Arctic assets would add to Petro-Canada's existing resource position in the Arctic islands and the Mackenzie Delta. While Petro-Canada has no immediate plans for any Arctic development, the additional Arctic interests acquired through the acquisition of Canada Southern would enhance Petro-Canada's position as the largest holder in the Arctic islands and its ability to influence any future development in that area.

Discussions with Canada Southern

        In mid-March, 2006, a representative of BMO Nesbitt Burns Inc. ("BMO Nesbitt Burns"), Petro-Canada's financial advisor, contacted Mr. John McDonald, the President and Chief Executive Officer of Canada Southern, to attempt to ascertain Canada Southern's interest in pursuing a potential acquisition transaction. At that time, the representative indicated that BMO Nesbitt Burns represented a party interested in an acquisition; however, Petro-Canada's identity was not disclosed to Mr. McDonald. On March 24, Petro-Canada's identity was disclosed to Mr. McDonald for the purpose of arranging a meeting with Canada Southern and encouraging further discussion. On March 29, Kathy Sendall, Petro-Canada's Senior Vice President, North American Natural Gas, along with representatives of BMO Nesbitt Burns, met with Mr. McDonald and Mr. Randy Denecky, the Chief Financial Officer of Canada Southern, to present a proposal for the acquisition of Canada Southern at a price of U.S.$7.50 per share. At that meeting, in conjunction with the presentation of Petro-Canada's proposal, Ms. Sendall outlined Petro-Canada's interest in pursuing a negotiated transaction with Canada Southern and proposed that Petro-Canada and Canada Southern enter into appropriate confidentiality and exclusivity arrangements in order to proceed with negotiating a transaction. Petro-Canada was advised later that day that the board of directors of Canada Southern had met to consider the proposal and that additional time would be required in order to retain a financial advisor and determine what steps Canada Southern wished to take in response to the proposal.

        After March 29, there were several telephone discussions between representatives of BMO Nesbitt Burns and Mr. McDonald regarding the steps that were being taken by Canada Southern in response to Petro-Canada's proposal. On April 7, a representative of CIBC World Markets Inc. ("CIBC World Markets") advised BMO Nesbitt Burns that CIBC World Markets had been retained as Canada Southern's financial advisor. On April 11, CIBC World Markets advised BMO Nesbitt Burns that the board of directors of Canada Southern would be meeting the next day, and suggested that a meeting between representatives of Petro-Canada and Canada Southern be arranged for the day following the Canada Southern board meeting. On April 13, Ms. Sendall and a representative of BMO Nesbitt Burns met with Mr. McDonald, Mr. Donald Foulkes (a director of Canada Southern) and a representative of CIBC World Markets to discuss Petro-Canada's proposal. At that meeting, the representatives of Canada Southern indicated that its board of directors was receptive to considering an acquisition transaction but that additional time would be required in order to conduct an assessment of the value of Canada Southern's Arctic assets, including the possibility of obtaining an independent engineering report on those assets. The representatives of Canada Southern indicated that Canada Southern was not prepared to enter into any exclusivity arrangements with Petro-Canada or provide access to any confidential information of Canada Southern at that time. The representatives of Petro-Canada expressed the view that an assessment of the value of the Arctic assets was not feasible in the circumstances due to the many uncertainties involved in attributing value to the Arctic assets, since there are no current development plans and the timing and method of development, and the costs associated therewith, are unknown and cannot be estimated with a high degree of certainty. The representatives of Petro-Canada requested that the Canada Southern representatives give further consideration to the process for considering Petro-Canada's proposal and that Canada Southern provide Petro-Canada with a proposed timetable.

        During the week of April 17, Petro-Canada made numerous attempts to arrange a meeting with representatives of the board of directors of Canada Southern to ascertain Canada Southern's proposed timetable for responding to Petro-Canada's proposal and to further discuss the process for negotiating a transaction, but no representatives of Canada Southern were made available for a meeting. Petro-Canada's financial advisor was advised by Canada Southern's financial advisor that Mr. McDonald had met during the week with an independent engineering firm to discuss the preparation of a resource study on Canada Southern's Arctic assets and had obtained information that would be useful in formulating a timetable; however, no indication was provided to Petro-Canada's financial advisor as to the time at which the proposed timetable would be forthcoming. On April 21, Petro-Canada delivered a letter to Canada Southern which reiterated Petro-Canada's interest in pursuing a negotiated transaction but advised that Petro-Canada was not prepared to proceed with a negotiated transaction that was not aligned with its timing goals. The letter advised that if Petro-Canada did not receive a response to its proposal indicating that Canada Southern's board of directors was supportive of negotiating with Petro-Canada on an exclusive basis to achieve a mutually acceptable agreement within the next week, Petro-Canada intended to proceed with a public announcement of the intention to make a formal bid. Later that evening, Canada Southern's financial advisor advised Petro-Canada's financial advisor that Canada Southern's board had met that evening, that Canada Southern still wished to pursue a negotiated transaction and that arrangements would be made for a meeting with Petro-Canada on the following Monday.

        On April 24, Ms. Sendall, Mr. Harry Roberts (Executive Vice-President and Chief Financial Officer of Petro-Canada) and representatives of BMO Nesbitt Burns met with Mr. Richard McGinity (the Chairman of the board of directors of Canada Southern), Mr. McDonald and representatives of CIBC World Markets to discuss the steps proposed to be taken by Canada Southern to respond to Petro-Canada's proposal. Through that meeting and various follow-up meetings and telephone discussions between representatives of Petro-Canada and Canada Southern and their respective financial advisors the next two days, Canada Southern committed to conducting the work necessary in order to provide a response to Petro-Canada's proposal on May 8, and the parties agreed to exclusivity and standstill arrangements during the period until May 8. Petro-Canada and

Canada Southern also agreed to arrangements for Canada Southern's access to certain historical records relating to Canada Southern's interests in the Arctic Islands which were under the custodianship of Petro-Canada, for the purpose of assisting Canada Southern in its analysis of its Arctic assets.

        On May 8, Ms. Sendall and a representative of BMO Nesbitt Burns met with Messrs. McGinity and McDonald and representatives of CIBC World Markets to receive Canada Southern's response to Petro-Canada's proposal. Canada Southern outlined its preliminary analysis of the value of the Common Shares, based on the technical information available to it and various economic assumptions. The range of indicative values resulting from this analysis was substantially higher than the price that Petro-Canada had proposed. On May 10, after considering the basis for the indicative values that had been outlined by Canada Southern, Ms. Sendall, Mr. Roberts and a representative of BMO Nesbitt Burns met with Messrs. McGinity and McDonald and a representative of Canada Southern's financial advisor to outline Petro-Canada's analysis of the value of the Common Shares. Ms. Sendall indicated to Canada Southern that the assumptions underlying Canada Southern's analysis were not realistic and did not reflect the risks and uncertainties associated with any future development of the Arctic islands. From the discussions at the meeting, it became apparent to Petro-Canada that the differences in the value assessments of the parties, which were primarily attributable to the unique nature of the Arctic assets, were such that the parties would not be able to reach agreement on the offer price. In the absence of support from the Canada Southern board, the only alternative for Petro-Canada to further pursue the acquisition of Canada Southern was to make an offer directly to the Canada Southern shareholders. Accordingly, Petro-Canada advised the representatives of Canada Southern that Petro-Canada intended to make an announcement the following morning of its intention to make a formal bid.

        On May 11, Petro-Canada issued a news release announcing the intention for the Offeror to make the Offer. On the same day, the Offeror submitted a request to Canada Southern for a shareholders list, in order to facilitate the sending of the Offer to the Shareholders.

Benefits to Canada Southern's Shareholders

        The Offer provides Shareholders with the opportunity to realize upon their investment at a significant premium to recent market prices. There is a relatively illiquid market for the Common Shares. The Offer represents a premium of 58% to the closing price on NASDAQ on the day prior to the announcement of the intention to make the Offer and a premium of 45% to the volume weighted average price of the Common Shares on NASDAQ for the 30 day period prior to the announcement of the intention to make the Offer.

4.     PURPOSE OF THE OFFER AND PLANS FOR CANADA SOUTHERN

Purpose of the Offer

        The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares, including Common Shares which may become outstanding upon the exercise of options to acquire Common Shares during the Offer Period. If at least 90% of the outstanding Common Shares, on a diluted basis, not presently owned by or on behalf of the Offeror or its affiliates or associates are validly tendered pursuant to the Offer, the Offeror may elect to invoke its statutory right of Compulsory Acquisition in accordance with the provisions of Part 16 of the ABCA. If the Offer is successful but the Offeror acquires less than 90% of the outstanding Common Shares, the Offeror currently intends to pursue a Subsequent Acquisition Transaction to acquire the Common Shares not tendered to the Offer on such terms and conditions as the Offeror, at the time, believes to be fair to Canada Southern and the Shareholders. The timing and details of any such transaction will necessarily depend upon a variety of factors, including the number of Common Shares acquired pursuant to the Offer. See Section 12 of the Offer, "Acquisition of Common Shares Not Deposited".

Plans for Canada Southern

        If the Offer is successful, the board of directors and management of Canada Southern will be replaced by nominees of Petro-Canada and the business of Canada Southern will be integrated with Petro-Canada's business. Once Canada Southern becomes a wholly-owned subsidiary of Petro-Canada, Canada Southern may be amalgamated with or wound up into the Offeror or an affiliate of the Offeror.

        Except as disclosed in this Circular, the Offeror does not have any other present plan or proposal and has not had any negotiations that would result in any extraordinary corporate transactions such as a merger, reorganization or liquidation involving Canada Southern or its subsidiaries; the purchase, sale or transfer of a material amount of assets of Canada Southern or its subsidiaries; any material change in the present dividend rate or policy, or indebtedness or capitalization of Canada Southern; or any other material change in Canada Southern's corporate structure or business.

        If permitted by applicable law, subsequent to the completion of the Offer or the Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Common Shares from the TSX and NASDAQ and cause Canada Southern to cease to be a reporting issuer under the securities laws of each province in Canada in which it has such status. The Offeror also intends to seek to cause Canada Southern to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. See Section 8 of the Circular, "Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings".

5.     OWNERSHIP OF, TRADING IN AND COMMITMENTS TO ACQUIRE SECURITIES OF CANADA SOUTHERN

        Neither the Offeror, any director or senior officer of the Offeror, nor any person named in Schedule 1 hereto, beneficially owns, directly or indirectly, or controls or exercises direction over, any securities of Canada Southern.

        To the knowledge of the directors and senior officers of the Offeror after reasonable inquiry, no securities of Canada Southern are beneficially owned, directly or indirectly, by, nor is control or direction over any securities of Canada Southern exercised by, any associate (within the meaning of applicable securities laws) of the directors and senior officers of the Offeror or any subsidiary of the Offeror, by Petro-Canada or by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror.

        During the six month period preceding the date of the Offer, no securities of Canada Southern have been traded by the Offeror, any director or senior officer of the Offeror, any person named in Schedule 1 hereto, or, to the knowledge of the directors and senior officers of the Offeror after reasonable inquiry, by any associate of the directors or senior officers of the Offeror or any subsidiary of the Offeror, by Petro-Canada or by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror.

        Neither the Offeror, nor any director or senior officer of the Offeror, or, to the knowledge of the directors and senior officers of the Offeror after reasonable inquiry, any associate of the directors or senior officers of the Offeror, Petro-Canada or any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror, has entered into any commitment to acquire any securities of Canada Southern, other than pursuant to the Offer.

        There is no person or company acting jointly or in concert with the Offeror in connection with the transactions described in the Offer and Circular, other than Petro-Canada. No person, other than BMO Nesbitt Burns, is directly or indirectly employed, retained or will be compensated to make solicitations or recommendations in connection with the transaction. BMO Nesbitt Burns is acting as Petro-Canada's financial advisor in connection with the Offer.

6.     PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

        There are no formal or informal arrangements, agreements, contracts, relationships or understandings made or proposed to be made between the Offeror or any of its executive officers, directors, controlling persons or subsidiaries and Canada Southern or any of the directors, senior officers, controlling persons or subsidiaries of Canada Southern, and no payment or other benefit is proposed to be made or given by the Offeror to any of the directors or senior officers of Canada Southern by way of compensation for loss of office or for remaining in or retiring from office as a result of the Offer. There are no contracts, arrangements or understandings, formal or informal, between the Offeror and any shareholder of Canada Southern with respect to the Offer or between the Offeror and any person with respect to any securities of Canada Southern in relation to the Offer.

        Other than as described herein, there have been no negotiations, transactions or material contracts during the past two years between the Offeror and Canada Southern or any of its affiliates concerning any merger, consolidation, acquisition, tender offer for or any other acquisition or any class of Canada Southern's securities, election of Canada Southern's directors, or sale or other transfer of a material amount of Canada Southern's assets.

7.     SOURCE OF FUNDS

        The Offeror estimates that if it acquires all of the Common Shares (calculated on a diluted basis), the total amount of cash required for the purchase of the Common Shares will be approximately U.S.$116 million, including approximately $3 million in fees and expenses payable by the Offeror. The Offeror will satisfy or arrange for the satisfaction of such funding requirements from existing cash reserves of Petro-Canada.

        The Offer is not conditioned on any financing arrangements or financing contingencies. The Offeror believes that the financial condition of the Offeror, Petro-Canada and its affiliates is not material to a decision by a holder of Common Shares whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of Common Shares in connection with the Offer, (ii) the Offeror is offering to purchase all of the outstanding Common Shares in the Offer, (iii) the Offer is not subject to any financing arrangements or financing contingencies, and (iv) Petro-Canada has sufficient cash on hand and short term investments to provide the Offeror with the amount of cash consideration payable to holders of Common Shares in the Offer.

8.     EFFECT OF THE OFFER ON MARKETS FOR THE COMMON SHARES AND STOCK EXCHANGE LISTINGS

        The purchase of Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of holders of Common Shares, and, depending on the number of Common Shares deposited and purchased under the Offer, could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

        The rules and regulations of the TSX and NASDAQ establish certain criteria which, if not met, could lead to the cessation of trading and delisting of the Common Shares on such exchanges. Among such criteria are the minimum number of holders of Common Shares, the minimum number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending upon the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet the criteria for continued listing on the TSX and NASDAQ. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Common Shares. It is the intention of the Offeror to cause Canada Southern to apply to delist the Common Shares from the TSX and NASDAQ as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. Moreover, in the event the Common Shares are delisted, such shares would constitute "taxable Canadian property" to non-resident holders of Common Shares. As a result, subject to relief under an applicable tax treaty, a non-resident holder of Common Shares would be subject to Canadian taxation in respect of any disposition or deemed disposition of such shares. Any such disposition or deemed disposition of Common Shares by a non-resident at a time when the Common Shares are not listed on a prescribed stock exchange (including the TSX and NASDAQ) would trigger certain tax reporting requirements, including tax filings which are required to be made contemporaneously with any such disposition, and purchasers would generally be required to withhold a portion of the purchase price on any such disposition and remit same to the Canadian tax authorities. Non-resident holders of Common Shares should consult their own tax advisors in the event the Common Shares are delisted.

        In addition, after the purchase of Common Shares under the Offer and subject to applicable laws, the Offeror intends to cause Canada Southern to take steps toward the elimination of its public reporting requirements under applicable Canadian securities legislation.

        The Common Shares are also currently registered under the Exchange Act. This registration may be terminated upon application of Canada Southern to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by Canada Southern to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Canada Southern, such as the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Canada Southern and persons holding "restricted securities" of Canada Southern to dispose of such securities pursuant to Rule 144 or 144A promulgated under the United States Securities Act of 1933, as amended, may be impaired or eliminated. The Offeror intends to seek to cause Canada Southern to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

        If registration of the Common Shares is not terminated prior to any Subsequent Acquisition Transaction, then the Common Shares will be delisted from NASDAQ and the TSX and the registration of the Common Shares under the Exchange Act will be terminated following the consummation of any Subsequent Acquisition Transaction.

        The Common Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. Depending on factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

9.     MATERIAL CHANGES IN THE AFFAIRS OF CANADA SOUTHERN AND OTHER INFORMATION

        The Offeror is not aware of any information which has not been generally disclosed that indicates that any material change has occurred in the affairs of Canada Southern since the date of the last published financial statements of Canada Southern.

        The Offeror is not aware of any material facts concerning the Common Shares or other material facts not disclosed in the Offer and Circular that have not previously been generally disclosed that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

10.   ACCEPTANCE OF THE OFFER

        The Offeror has no knowledge of whether any Shareholders will accept the Offer.

11.   REGULATORY MATTERS

Competition Act (Canada)

        Under the Competition Act, the acquisition of voting shares of a corporation that carries on an operating business in Canada may require premerger notification if certain size of parties and size of transaction thresholds are exceeded. Where premerger notification is required, certain information must be provided to the Commissioner of Competition (the "Commissioner") and the transaction may not be completed until the expiry, waiver or termination of a statutory waiting period. Notification may be made either on the basis of a short-form filing (in respect of which there is a 14-day statutory waiting period) or a long-form filing (in respect of which there is a 42-day statutory waiting period). If a short-form filing is made, the Commissioner may, within the 14-day waiting period, require that the parties make a long-form filing, thereby extending the waiting period for a further 42 days following receipt of the long-form filing.

        Where a transaction does not raise substantive issues under the Competition Act, the Commissioner may issue an Advance Ruling Certificate ("ARC") in respect of the transaction. Where an ARC is issued, the parties to the transaction are not required to file a premerger notification. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

        The Commissioner's review of a transaction may take longer than the statutory waiting period, depending upon whether the transaction is classified by the Commissioner as non-complex, complex or very complex. Under the Competition Act, the Commissioner may decide to challenge the transaction or prevent its closing if he or she is of the view that the transaction is likely to prevent or lessen competition substantially.

        The Offeror intends to apply for an ARC in respect of the Offer and to make a short-form filing if required to do so. The obligation of the Offeror to complete the Offer is, among other things, subject to the condition that (a) the Commissioner shall have issued an ARC under Section 102 of the Competition Act in respect of the purchase of the Common Shares by the Offeror, or (b) the waiting period under Part IX of the Competition Act shall have expired or have been waived and the Offeror shall be satisfied in its sole judgment that the Commissioner does not intend to oppose the purchase of the Common Shares and shall not have made or threatened to make an application under Part VIII of the Competition Act in respect of the purchase of the Common Shares by the Offeror. See Section 4 of the Offer, "Conditions of the Offer".

        Based on information available to it, the Offeror is of the view that the Offer can be effected in compliance with Canadian competition laws. However, there can be no assurance that a challenge to the completion of the Offer on competition law grounds will not be made or that, if such a challenge were made, the Offeror would prevail or would not be required to accept certain adverse conditions in order to complete the Offer.

Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States)

        The Offeror has determined that it is not required to make any filings or notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States).

12.   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

General

        In the opinion of Macleod Dixon LLP, counsel to the Offeror, the following is, as of the date hereof, a fair and adequate summary of the principal Canadian federal income tax considerations generally applicable to a Shareholder who disposes of a Common Share pursuant to the Offer or pursuant to the transactions described above under the heading "Acquisition of Common Shares Not Deposited". This summary is generally applicable to a Shareholder who, for purposes of the Income Tax Act (Canada), as amended (the "Tax Act"), holds the Common Shares as capital property and deals at arm's length with, and is not affiliated with, the Offeror at all times up to and including the completion of the Offer.

        Common Shares will generally constitute capital property to a Shareholder unless the Shareholder is a trader or dealer in respect of the Common Shares, has acquired the Common Shares in a transaction or transactions considered to be an adventure in the nature of trade or is a financial institution subject to the "mark-to-market" rules within the meaning of the Tax Act.

        Certain Shareholders resident in Canada for the purposes of the Tax Act whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to have them treated as capital property by making an irrevocable election in accordance with subsection 39(4) of the Tax Act.

        This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the "Regulations") and counsel's understanding of the current published administrative and assessing practices of the Canada Revenue Agency. This summary takes into account all proposed amendments to the Tax Act and Regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in their present form. However, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate changes in the law, whether by way of judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may vary significantly from those discussed herein.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. Accordingly, Shareholders should consult their own independent tax advisors for advice with respect to the income tax consequences to them of disposing of their Common Shares having regard to their own particular circumstances.

Shareholders Resident in Canada

        This portion of the summary is applicable only to Shareholders who are resident or deemed to be resident in Canada for purposes of the Tax Act.

Accepting the Offer

        A Shareholder who sells the holder's Common Shares under the Offer will recognize a capital gain (or capital loss) in respect of the disposition of the Common Shares to the extent that the cash proceeds of disposition exceed (or are less than) the total adjusted cost base of the Common Shares and any reasonable costs associated with the disposition.

        A Shareholder will be required to include in income for the taxation year in which the disposition occurs one-half of any capital gains ("taxable capital gains"). One-half of the amount of any capital losses ("allowable capital losses") may generally be used to offset taxable capital gains in the year the allowable capital losses are sustained. To the extent that the holder's allowable capital losses exceed the holder's taxable capital gains for the year, the excess may be carried over and applied against taxable capital gains in any of the three preceding taxation years or in any subsequent taxation year to the extent and under the circumstances described in the Tax Act.

        In addition, where a Shareholder is a corporation, the amount of any capital loss otherwise determined resulting from the disposition of its Common Shares may be reduced by the amount of dividends previously received or deemed to be received on the Common Shares to the extent and under the circumstances described in the Tax Act. Similar rules apply where the Shareholder is a partnership or trust with corporate partners or beneficiaries.

        A Shareholder that throughout the relevant taxation year is a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable for a refundable tax of 6 2/3% on certain investment income, including taxable capital gains.

Subsequent Transactions

        As described under the heading "Acquisition of Common Shares Not Deposited" in the Offer, the Offeror may acquire Common Shares not deposited under the Offer pursuant to statutory rights of purchase under the ABCA. If, in the course of any such purchase by the Offeror, all of a Shareholder's Common Shares are exchanged solely for cash, the tax consequences to a Shareholder would be the same as described above. If, in the course of any such purchase by the Offeror, a Shareholder demands payment of the fair value of the Shareholder's Common Shares, the Shareholder would recognize a capital gain (or a capital loss) to the extent that the proceeds of disposition received for such Common Shares (other than in respect of interest awarded by a court), net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares disposed of.

        If the Compulsory Acquisition provisions are not utilized, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. The tax consequences to a Shareholder of a Subsequent Acquisition Transaction will depend on the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same or materially different than the tax consequences described above for a Shareholder who disposes of its Common Shares under the Offer. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Shareholders Not Resident in Canada

        In addition to the comments set out above, the following applies to Shareholders who, for the purposes of the Tax Act, have not been resident in Canada at any time while they held their Common Shares, do not carry on an insurance business in Canada and who do not use or hold and are not deemed under the Tax Act to use or hold their Common Shares in or in the course of carrying on a business in Canada (referred to hereafter as "Non-Resident Shareholders").

Accepting the Offer

        Non-Resident Shareholders will only be subject to taxation in respect of the disposition of their Common Shares to the extent such shares constitute "taxable Canadian property". Generally, Common Shares will constitute taxable Canadian property to a holder if, at any time during the five year period immediately preceding the disposition, the Non-Resident Shareholder, either alone or together with persons with whom the Non-Resident Shareholder did not deal at arm's length, owned 25% or more of the issued shares of any class or series in the capital stock of Canada Southern, or the Non-Resident Shareholder's Common Shares were acquired in a tax deferred exchange in consideration for property that was itself "taxable Canadian property". Non-Resident Shareholders whose Common Shares constitute taxable Canadian property will generally be subject to taxation on the same basis as holders who are resident in Canada.

        In the event that the Common Shares are not listed at the time of such disposition, then such shares would be "taxable Canadian property". A disposition of Common Shares at a time when they are not listed will trigger certain tax reporting requirements, including tax filings which must be made contemporaneously with any disposition. In addition, a purchaser of unlisted shares will be required to withhold 25% of the purchase price otherwise payable to a Non-Resident Shareholder and remit same to the Canada Revenue Agency, subject to receipt of an acceptable tax clearance certificate prior to such remittance being made.

        Non-Resident Shareholders whose Common Shares constitute taxable Canadian property may nonetheless be exempted from taxation on gains to the extent that they can avail themselves of the provisions of a bilateral tax treaty between Canada and their jurisdiction of residence. However, the Canada-United States Income Tax Convention (the "Convention") would not provide such an exemption for a Non-Resident Shareholder who is a resident of the United States for the purposes of the Convention and whose Common Shares constitute taxable Canadian property.

Subsequent Transactions

        The consequences under the Tax Act to a Non-Resident Shareholder of any Compulsory Acquisition or Subsequent Acquisition Transaction would depend upon the nature of the transaction but would generally be the same as those described above with respect to Shareholders that are resident in Canada except that the Non-Resident Shareholder would not be subject to taxation under the Tax Act in respect of any capital gain that is recognized unless the holder's Common Shares are "taxable Canadian property", as described above, and the Non-Resident Shareholder is not afforded any relief under an applicable tax treaty.

        To the extent that a Compulsory Acquisition or a Subsequent Acquisition Transaction is proposed by the Offeror, Non-Resident Shareholders are urged to consult their own professional advisors to determine the consequences to them of the transaction and in particular whether any shares held by them during the course of such an acquisition would be held by them as "taxable Canadian property" or give rise to a deemed dividend to such holders.

13.   UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        In the opinion of Torys LLP, United States counsel to the Offeror, the following summary describes the material United States federal income tax consequences generally applicable to a United States Shareholder, as defined below, who disposes of Common Shares pursuant to the Offer or pursuant to the transactions described above under the heading "Acquisition of Common Shares Not Deposited" (collectively, the "Transaction"). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed temporary and final United States Treasury Regulations promulgated thereunder, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that the Common Shares are held by a United States Shareholder as a capital asset within the meaning of Section 1221 of the Code.

        A United States Shareholder is a beneficial owner of Common Shares who is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular United States Shareholder in light of the holder's personal investment circumstances, or those holders of Common Shares subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), or holders who hold Common Shares as part of a hedging, straddle, conversion, synthetic security or other integrated transaction. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a Shareholder. Shareholders are urged to consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the sale of their Common Shares pursuant to the Transaction.

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is the beneficial owner of Common Shares, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.

Sale of Common Shares Pursuant to the Offer

        Except as noted below in the discussion of the passive foreign investment company rules, a United States Shareholder who disposes of Common Shares in the Transaction will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount received and such holder's adjusted tax basis in the Common Shares disposed of. Gain or loss will be calculated separately for each block of Common Shares (i.e., Common Shares acquired at the same cost in a single transaction) sold in the Transaction. Such gain or loss will be a long-term capital gain or loss if the Common Shares have been held by such United States Shareholder for more than one year at the effective time of the Transaction and will be a short-term capital gain or loss if such Common Shares have been held for one year or less. Long-term capital gains of non-corporate shareholders are generally subject to a maximum United States federal income tax rate of 15%. The deductibility of capital losses are subject to limitation.

Considerations Relating to the Passive Foreign Investment Company Rules

        A non-United States corporation will be a passive foreign investment company or "PFIC" in any taxable year in which either 75% or more of its gross income consists of certain specified types of "passive income" or the average percentage of its assets (by value) that produce or are held for the production of passive income is at least 50%. If Canada Southern had been a PFIC for any taxable year in which Common Shares were held by a United States Shareholder, such United States Shareholder could be subject to increased tax on the disposition of such holder's Common Shares. In its public filings, Canada Southern did not indicate whether it expected to be classified as a PFIC for United States federal income tax purposes. Because the PFIC rules are complex and because the impact of those rules on the United States federal income tax treatment of a disposition of Common Shares by a United States Shareholder may be significant, United States Shareholders are urged to discuss the potential application of the PFIC rules with their tax advisors.

Information Reporting and Backup Withholding

        Information returns may be required to be filed with the Internal Revenue Service relating to payments made to particular United States Shareholders. In addition, United States Shareholders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, or otherwise fail to comply with applicable backup withholding tax rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Shareholder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

        The foregoing discussion of certain material United States federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any Shareholder. Shareholders are urged to consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for Common Shares pursuant to the Transaction.

14.   DEPOSITARY, U.S. FORWARDING AGENT AND INFORMATION AGENT

        The Offeror has engaged CIBC Mellon Trust Company to act as Depositary and Mellon Investor Services LLC to act as U.S. Forwarding Agent for the receipt of certificates in respect of Common Shares and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer. The Depositary has also been engaged to make the payments for Common Shares purchased by the Offeror pursuant to the Offer. The Depositary and U.S. Forwarding Agent will receive reasonable and customary compensation from the Offeror for their services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws, and expenses in connection therewith.

        The Offeror has retained Kingsdale Shareholder Services Inc. to act as the Information Agent. The Information Agent may contact holders of Common Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws, in connection therewith.

15.   LEGAL MATTERS

        Legal matters on behalf of the Offeror will be passed upon by Macleod Dixon LLP, Canadian counsel to the Offeror, and by Torys LLP, U.S. counsel to the Offeror.

16.   STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides security holders of Canada Southern with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

17.   EXPENSES OF THE OFFER

        The Offeror estimates the total amount of the fees and expenses related to the Offer will be approximately $3 million.

18.   MISCELLANEOUS

        The Offeror and Petro-Canada have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents and any amendments thereto, including exhibits, may be examined at, and copies may be obtained from, the principal office of the SEC in Washington, D.C.

CONSENTS

TO:    The Directors of Nosara Holdings Ltd.

        We refer to the offer of Nosara Holdings Ltd. to acquire all of the common shares of Canada Southern Petroleum Ltd. dated May 15, 2006 (the "Offer").

        We hereby consent to the reference to our opinion contained under "Canadian Federal Income Tax Considerations" in the circular accompanying the Offer.

Calgary, Alberta May 15, 2006	(Signed) MACLEOD DIXON LLP

TO:    The Directors of Nosara Holdings Ltd.

        We refer to the offer of Nosara Holdings Ltd. to acquire all of the common shares of Canada Southern Petroleum Ltd. dated May 15, 2006 (the "Offer").

        We hereby consent to the reference to our opinion contained under "United States Federal Income Tax Consequences" in the circular accompanying the Offer.

New York, New York May 15, 2006	(Signed) TORYS LLP

APPROVAL AND CERTIFICATE

        The contents of the Offer and this Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized by the Board of Directors of the Offeror and Petro-Canada.

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer within the meaning of the Securities Act (Québec).

Dated: May 15, 2006

NOSARA HOLDINGS LTD.
(Signed) KATHLEEN E. SENDALL President	(Signed) JOHN D. MILLER Vice-President
On behalf of the Board of Directors
(Signed) W.A. (ALF) PENEYCAD Director	(Signed) HUGH L. HOOKER Director
PETRO-CANADA
(Signed) RON A. BRENNEMAN President and Chief Executive Officer	(Signed) E.F.H. ROBERTS Executive Vice President and Chief Financial Officer
On behalf of the Board of Directors
(Signed) BRIAN F. MACNEILL Director	(Signed) PAUL D. MELNUK Director

SCHEDULE 1

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
OF THE OFFEROR AND PETRO-CANADA

I.     Directors and Executive Officers of the Offeror

        The following table sets forth the name, present principal occupation or employment and the name and principal business of the organization in which the employment is conducted and material occupations, positions, offices or employment for the past five years and the name, principal business and address of the organization in which the employment is conducted for each member of the Offeror's board of directors and each executive officer of the Offeror. Each person listed below is a citizen of Canada. The business address of each such director or executive officer is c/o Petro-Canada, 150 - 6th Avenue S.W., Calgary, Alberta, Canada T2P 3E3.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years(1)
Directors
W.A. (Alf) Peneycad
Vice-President, General Counsel and Chief Compliance Officer of Petro-Canada since November 2003. Prior to that he was Vice-President, General Counsel and Corporate Secretary of Petro-Canada from May 2000 to November 2003. Director of Nosara Holdings Ltd. since March 24, 2006.
Hugh L. Hooker
Associate General Counsel and Corporate Secretary of Petro-Canada since April 2004. Prior to that he was Associate General Counsel and Assistant Secretary of Petro-Canada from June 1998 to April 2004. Director of Nosara Holdings Ltd. since March 24, 2006.
Executive Officers
Kathleen E. Sendall
Senior Vice-President, North American Natural Gas of Petro-Canada since 2002. Vice President, Western Canada Development and Operations of Petro-Canada from 2000 to 2002. President of Nosara Holdings Ltd. since March 24, 2006.
John D. Miller
Vice-President, Natural Gas Marketing of Petro-Canada since 2004. Prior to that he was general manager of Gas Marketing. Prior thereto, Mr. Miller was manager, Oil Sands Infrastructure and before that position, he was portfolio manager, Oil Sands Business Integration. Prior to that he was portfolio manager, Natural Gas Marketing. Vice-President of Nosara Holdings Ltd. since March 24, 2006.
W.A. (Alf) Peneycad	Same principal occupation as set forth above. Vice-President and General Counsel of Nosara Holdings Ltd. since March 24, 2006.
Hugh L. Hooker	Same principal occupation as set forth above. Secretary of Nosara Holdings Ltd. since March 24, 2006.
Scott R. Miller	Associate General Counsel and Assistant Secretary of Petro-Canada since 1998. Assistant Secretary of Nosara Holdings Ltd. since March 24, 2006.

Note:

(1)
During the last five years, all of the directors and executive officers have held the principal occupation indicated opposite their names, except as indicated.

II.    Directors and Executive Officers of Petro-Canada

        The following table sets forth the name, present principal occupation or employment and the name and principal business of the organization in which the employment is conducted and material occupations, positions, offices or employment for the past five years and the name, principal business and address of the organization in which the employment is conducted for each member of Petro-Canada's board of directors and each executive officer of Petro-Canada. Unless otherwise indicated, each person listed below is a citizen of Canada. The business address of each such director or executive officer is c/o Petro Canada, 150 - 6th Avenue S.W., Calgary, Alberta, Canada T2P 3E3.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years(1)
Directors
Brian F. MacNeill	Chairman of the Board of Directors of Petro-Canada. Mr. MacNeill was President and Chief Executive Officer of Enbridge Inc. (pipeline business) until 2001.
Ron A. Brenneman	Director, President and Chief Executive Officer of Petro-Canada.
Angus A. Bruneau	Director of Petro-Canada. Dr. Bruneau currently serves as Chairman of Fortis Inc. (utilities and services corporation).
Gail Cook-Bennett	Director of Petro-Canada. Dr. Cook-Bennett currently serves as Chairperson of the Canada Pension Plan Investment Board (public pension plan investment).
Richard J. Currie
Director of Petro-Canada. Mr. Currie has served as Chairman of BCE Inc. (telecommunications) since May 2002 and prior thereto, was President of George Weston Limited (food processing and distribution) from June 1996 to May 2002.
Claude Fontaine	Director of Petro-Canada. Mr. Fontaine is a Senior Partner at Ogilvy Renault LLP (barristers and solicitors).
Paul Haseldonckx
Director of Petro-Canada. Mr. Haseldonckx is a Corporate Director and citizen of Belgium. Until May 2002, Mr. Haseldonckx was the Chairman of the Executive Board of Veba Oil & Gas GmbH (integrated oil and gas).
Thomas E. Kierans	Director of Petro-Canada. Mr. Kierans is currently the Chairman of the Canadian Journalism Foundation. Prior thereto, he was Chairman of CSI Global Markets until 2005.
Maureen McCaw
Director of Petro-Canada. Ms. McCaw is a Corporate Director and was President of Leger Marketing (marketing research) during 2005. Prior thereto, Ms. McCaw was President of Criterion Research from 1986.
Paul D. Melnuk
Director of Petro-Canada. Mr. Melnuk is currently the Chairman and Chief Executive Officer of Thermadyne Holdings Corporation (industrial products) and the Managing Partner of FTL Capital Partners LLC (merchant banking). Prior thereto, Mr. Melnuk was President and Chief Executive Officer of Bracknell Corporation until 2001, and prior thereto was President and Chief Executive Officer of Barrick Gold Corporation.
Guylaine Saucier	Director of Petro-Canada. Ms. Saucier is a Corporate Director.
James W. Simpson	Director of Petro-Canada. Mr. Simpson is the past President of Chevron Canada Resources (oil and gas).

Executive Officers
Ron A. Brenneman	Same principal occupation as set forth above.
Peter S. Kallos
Executive Vice-President, International of Petro-Canada since January 2004. Vice President, Corporate Communications of Petro-Canada from April 2003 to December 2003. Prior thereto, General Manager, UK of Enterprise Oil plc from January 2000 to August 2002. Mr. Kallos is a citizen of the United Kingdom.
Boris J. Jackman	Executive Vice-President, Downstream of Petro-Canada.
E. F. H. Roberts	Executive Vice-President and Chief Financial Officer of Petro-Canada since 2000.
Brant G. Sangster	Senior Vice-President, Oil Sands of Petro-Canada since 2002. Vice President, Oil Sands of Petro-Canada from 2000 to 2002.
Kathleen E. Sendall	Senior Vice-President, North American Natural Gas of Petro-Canada since 2002. Vice President, Western Canada Development and Operations of Petro-Canada from 2000 to 2002.
William A. Fleming	Vice-President, East Coast of Petro-Canada. Prior to 2005, Terra Nova asset manager of Petro-Canada. Prior thereto, manager of Engineering and Operations, Western Canada.

Note:

(1)
During the last five years, all of the directors and executive officers have held the principal occupation indicated opposite their names, except as indicated.

The Depositary for the Offer is:

CIBC MELLON TRUST COMPANY

By Mail	By Registered Mail, Hand or Courier
P.O. Box 1036 Adelaide Street Postal Station Toronto, ON M5C 2K4	199 Bay Street Commerce Court West Securities Level Toronto, ON M5L 1G9

Telephone: (416) 643-5500
Toll Free: 1-800-387-0825
E-Mail: inquiries@cibcmellon.com

The U.S. Forwarding Agent is:
MELLON INVESTOR SERVICES LLC By Mail, Registered Mail, Hand or Courier 120 Broadway, 13th Floor New York, NY 10027 Toll Free: 1-800-387-0825
The Information Agent is:
The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, ON M5X 1E2
Shareholders Call Toll Free: 1-866-639-8089 Banks and Brokers Call Collect: (416) 867-2272 E-mail: shareholder@kingsdalecapital.com Toll Free Facsimile: 1-866-545-5580

Any questions and requests for assistance may be directed by holders of Common Shares to the Depositary, the U.S. Forwarding Agent or the Information Agent at their telephone numbers and locations set forth above. Additional copies of the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary, the U.S. Forwarding Agent or the Information Agent.

QuickLinks

  Exhibit (a)(1)(i)
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
CURRENCY AND EXCHANGE RATES
TABLE OF CONTENTS
SUMMARY TERM SHEET
GLOSSARY
SUMMARY
OFFER TO PURCHASE
CIRCULAR
CONSENTS
APPROVAL AND CERTIFICATE
SCHEDULE 1